UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c)
 Of the Securities Exchange Act of 1934

Check the appropriate box:
☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5)  Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.

3) Filing Party:

4) Date Filed:

INFORMATION STATEMENT
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
2310 Cousteau Court
Vista, California 92081-8346

NOTICE OF ACTION TO BE TAKEN PURSUANT TO
WRITTEN CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Dear Shareholder:

Notice is hereby given that the holders of a majority of the outstanding shares of common stock of International Lottery & Totalizator Systems, Inc., a California corporation (the “Corporation,” “ILTS, “we,” “us” or “our”) have approved the following actions pursuant to a written consent of shareholders in lieu of meeting, dated January 9, 2014:

1.	our reincorporation from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary; and

2.	a subsequent amendment to our certificate of incorporation to effect a 9,245,317-for-1 reverse stock split.

The accompanying Information Statement is first being mailed on or about [*] to our shareholders of record as of January 8, 2014.  The corporate actions described therein will be effected no earlier than the date 20 calendar days following the date on which the Information Statement is first mailed to shareholders.

No action is required by you.  Our board of directors and the holders of a majority of our outstanding shares of common stock have already approved the corporate actions described in the accompanying Information Statement.  The accompanying Information Statement is for informational purposes only.

This notice and the accompanying Information Statement constitute the notice required to shareholders pursuant to Section 603(b) of the California General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Please read the accompanying Information Statement carefully.

By Order of the Board of Directors,

Siaw Peng Low
Corporate Secretary

[*]

INFORMATION STATEMENT
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
2310 Cousteau Court
Vista, California 92081-8346

PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER

[*]

NO VOTE OR OTHER ACTION OF THE CORPORATION’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY, AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement (the “Information Statement”) is first being mailed on or about [*] to shareholders of record of International Lottery & Totalizator Systems, Inc., a California corporation (the “Corporation,” “ILTS, “we,” “us” or “our”), as of the close of business on January 8, 2014 (the “Record Date”).

On January 8, 2014, our board of directors approved (i) our reincorporation from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary (the “Reincorporation”) and (ii) a subsequent amendment to our certificate of incorporation to effect a 9,245,317-for-1 reverse stock split (the “Reverse Stock Split”).

On January 9, 2014, Berjaya Lottery Management (H.K.) Limited (“Berjaya”), the holder of 9,245,317 shares of our common stock, no par value, representing 71.3% of our outstanding shares of common stock as of the Record Date, approved the Reincorporation and Reverse Stock Split by written consent.  As of the Record date, 12,962,999 shares of our common stock were issued and outstanding.  Each share of common stock entitles the holder thereof to one vote.

The corporate actions described herein will be effected no earlier than the date 20 calendar days following the date on which the Information Statement is first mailed to shareholders.

Each shareholder holding less than one full share of common stock following the Reverse Stock Split, being every shareholder of the Corporation other than Berjaya, will receive a cash payment from the Corporation for their fractional share interests equal to $1.33 in cash, without interest, for each share of common stock held by such shareholder immediately prior to the Reverse Stock Split.  Following consummation of the transactions, the Corporation will promptly terminate its registration and reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive office is located at 2310 Cousteau Court, Vista, California 92081.  Our telephone number is (760) 598-1655.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions, passed upon the merits or fairness of the transactions, or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET
The following summary term sheet highlights selected information from this Information Statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this entire Information Statement, its appendices and the documents referred to or incorporated by reference in this Information Statement. Items in this summary term sheet include a caption reference directing you to a more complete description of that item.

REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE (page 10)

Overview (page 11)

The Reincorporation is the first of two steps that will result in the termination of our registration and reporting obligations under the Exchange Act.  When the Reincorporation and the Reverse Stock Split are both effected, Berjaya will be the sole remaining shareholder of the Corporation and we will thereafter terminate our registration under the Exchange Act.

Pursuant to an Agreement and Plan of Merger, dated as of January 8, 2014, by and between the Corporation and Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“ILTS Delaware”), in substantially the form attached hereto as Appendix A (the “Merger Agreement”), we will merge with and into ILTS Delaware, with ILTS Delaware as the surviving corporation (the “Merger”). Our separate corporate existence in California will cease upon the effectiveness of the Merger, but our business will continue unaffected and unimpaired by the Reincorporation. Each outstanding share of common stock automatically will be converted into one share of ILTS Delaware common stock, and the existing holders of common stock will own all of the outstanding shares of ILTS Delaware common stock immediately following the Merger. No change in ownership will result from the Reincorporation. Our directors and executive officers will be the directors and executive officers of ILTS Delaware.

With certain exceptions, the provisions of our proposed certificate of incorporation to be effective after the Reincorporation, in substantially the form attached hereto as Appendix B (the “Delaware Certificate”), and our proposed bylaws to be effective after the Reincorporation, in substantially the form attached hereto as Appendix C (the “Delaware Bylaws”), are generally consistent with those of our articles of incorporation filed in California, as amended to date (the “California Articles”), and our bylaws, as amended to date (the “California Bylaws”). However, the Reincorporation includes the implementation of certain provisions in the Delaware Certificate and Delaware Bylaws which are required or permitted by the Delaware General Corporation Law (the “DGCL”) and which may alter the rights of shareholders and the powers of management and reduce shareholder participation in certain important corporate decisions. In addition, the California General Corporation Law (the “CGCL”) and the DGCL differ in many respects that may affect the rights of our shareholders, as described in the section entitled “REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE – REINCORPORATION – Significant Differences between the Corporation Laws of California and Delaware.”

No Appraisal Rights (page 21)

Shareholders do not have appraisal rights under the CGCL or under our California Certificate or California Bylaws in connection with the Reincorporation.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT (page 23)

Overview (page 24)

The Reverse Stock Split is the second of two steps that will result in the termination of our registration and reporting obligations under the Exchange Act.  When the Reincorporation and the Reverse Stock Split are both effected, Berjaya will be the sole remaining shareholder of the Corporation and we will thereafter terminate our registration under the Exchange Act.

As a result of the Reverse Stock Split:

•	Each share of common stock will automatically become and be converted into 1/9,245,317th of a share of common stock. This means that each 9,245,317 shares of common stock held by a shareholder will become and be converted into one share of common stock. Berjaya will hold exactly one share of common stock immediately following the Reverse Stock Split and each other current shareholder will hold only fractional share interests of common stock.

•	Each shareholder holding less than one full share of common stock following the Reverse Stock Split will receive a cash payment from the Corporation for their fractional share interests equal to $1.33 in cash, without interest, for each share of common stock held by such shareholder immediately prior to the Reverse Stock Split.

•	The sole shareholder of the Corporation following the Reverse Stock Split will be Berjaya, since only Berjaya owns 9,245,317 or more shares of common stock as of the Record Date. Each other shareholder of the Corporation will receive a cash payment in lieu of fractional share interests, will cease to be a shareholder of the Corporation, and will cease to have any direct or indirect ownership interest in the Corporation and will not be able to participate in any of our future earnings or growth.

Principal Reasons for the Reverse Stock Split (page 29)

Our equity ownership is highly concentrated, with Berjaya holding 71.3% of our outstanding shares of common stock.  This ownership and management structure in a public reporting company exacerbates our compliance costs (which average approximately $450,000 per year in the aggregate), resulting in us incurring significant, fixed public company costs for the ostensible benefit of a disproportionately small group of unaffiliated shareholders (in terms of ownership percentage). In addition, as a result of our concentrated ownership, a number of our remaining unaffiliated shareholders hold extremely small illiquid positions in the Corporation, which are difficult to sell (with or without incurring meaningful brokerage costs).

Our board of directors determined to implement the Reverse Stock Split at this time because of the confluence of a number of the factors discussed above, including the cost savings relating to terminating our registration under the Exchange Act being highly attractive in the current operating environment and our trading market being thin and progressively more so.  In addition, Berjaya expressed a desire to be the sole shareholder of the Corporation pursuant to the terms of the Reverse Stock Split negotiated with a special committee of the board of directors comprised entirely of independent directors of the Corporation and not otherwise affiliated with Berjaya (the “Special Committee”).

Effect of the Reverse Stock Split on Officers, Directors, and Affiliates (page 29)

No officer or director of the Corporation will remain a shareholder of the Corporation following the Reverse Stock Split and each officer and director of the Corporation that is a shareholder of the Corporation as of the Record Date will receive the same cash payment in lieu of fractional shares interest as other non-affiliated shareholders of the Corporation.

Berjaya will be the sole shareholder of the Corporation following the Reverse Stock Split.  Three of our directors, Chan Kien Sing, Ooi Lee Meng, and Rayvin Yeong Sheik Tan, are officers, directors, or employees of Berjaya or its affiliates and disclaim any beneficial ownership interest in the shares of our common stock held by Berjaya.  No such director owns shares of our common stock directly.

Fairness of the Reverse Stock Split to Cashed-Out Shareholders (page 30)

Our board of directors has determined that the Reverse Stock Split is advisable, substantively fair to, and in the best interest of ILTS and its shareholders who will not retain their equity interests in ILTS following the Reverse Stock Split (the “Cashed-Out Shareholders”).  Our board of directors unanimously approved the Reverse Stock Split.

Substantive Fairness

Our board of directors considered a number of factors which it believes support its determination that the transaction is substantively fair to the Cashed-Out Shareholders, including the following:

•	Premium Over Recent Trading Prices. The $1.33 per share to be paid to shareholders who will hold solely fractional share interests of common stock following the Reverse Stock Split exceeds the range of the high and low closing bid prices for our common stock from January 1, 2012 to January 8, 2014, which ranged from $1.23 to $0.22 per share. The last sale price of ILTS’s common stock on January 8, 2014, the day before we announced the transaction, was $0.96. Most trades of ILTS common stock during the period from January 1, 2012 to January 8, 2014 have been at prices below the $1.33 per share price to be paid in the Reverse Stock Split. The cash payment of $1.33 per share payable to shareholders in lieu of fractional share interests represents a premium of 46% and 34% over our common stock’s average closing sale price for the 30-day and 12-month periods, respectively, immediately preceding the announcement of the transaction.

•	Opinion of the Financial Advisor. Our board of directors considered the opinion of Mercer Capital Management, Inc. (“Mercer”), financial advisor to the Special Committee, rendered orally to the Special Committee on January 8, 2014 and confirmed in writing on January 8, 2014, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.33 per share to be received by Cashed-Out Shareholders following the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders. For more information about the opinion you should read the discussion in the section entitled “AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT – SPECIAL FACTORS REGARDING THE REVERSE STOCK SPLIT – Fairness Opinion of Financial Advisor” and a copy of the opinion of Mercer attached as Appendix D to this Information Statement.

•	Opportunity to Liquidate Shares of Common Stock. Shareholders owning fewer than 9,245,317 shares will have the opportunity to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of ILTS’s common stock, at a price that represents a premium over recent trading prices.

Procedural Fairness

Our board of directors also believes that the Reverse Stock Split is procedurally fair to the Cashed-Out Shareholders because, among other things: (a) the Reverse Stock Split and the terms thereof were unanimously approved and recommended by the Special Committee, which (i) was comprised of entirely of independent directors who are not otherwise affiliated with Berjaya, (ii) retained independent legal and financial advisors, (iii) possessed the authority necessary to negotiate a fair transaction for the Cashed-Out Shareholders, and (iv) conducted an extensive review of information and analyses and negotiated the terms of the Reverse Stock Split at arm’s-length with Berjaya and (b) the Reverse Stock Split is being effected in accordance with the applicable requirements under Delaware law.

Shareholders do not have appraisal rights under the DGCL or under our Delaware Certificate or Delaware Bylaws in connection with the Reverse Stock Split.

Fairness Opinion of Financial Advisor (page 32)

Mercer, financial advisor to the Special Committee, has delivered to the Special Committee its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the $1.33 per share in cash to be received by Cashed-Out Shareholders in the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders. The full text of the written opinion of Mercer, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Information Statement. You should read the opinion carefully in its entirety, along with the discussion in the section entitled “AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT – SPECIAL FACTORS REGARDING THE REVERSE STOCK SPLIT – Fairness Opinion of Financial Advisor.”

The opinion of Mercer is directed to the Special Committee and addresses only the fairness to ILTS’s Cashed-Out Shareholders, from a financial point of view, of the $1.33 per share in cash to be received by the holders of ILTS’s common stock who will hold solely fractional share interests immediately after the Reverse Stock Split.

No Appraisal Rights (page 38)

Shareholders do not have appraisal rights under the DGCL or under our Delaware Certificate or Delaware Bylaws in connection with the Reverse Stock Split.

Action Required of Shareholders (page 38)

Shareholders are not required to take any action before the Reverse Stock Split becomes effective. Once the Reverse Stock Split becomes effective, each Cashed-Out Shareholder will receive a letter of transmittal that will allow each such shareholder to receive the cash payment due in consideration of fractional share interests held by each such shareholder following the Reverse Stock Split.

Tax Treatment of Reverse Stock Split (page 38)

Cash paid for fractional share interests will be treated as a payment in redemption of the fractional share interests and the shareholder will recognize capital gain or loss, as the case may be, on the difference between the shareholder’s basis in the fractional share interests and the payment in lieu of the fractional share interests.

Accounting Consequences of the Reverse Stock Split (page 39)

The purchase of the fractional share interests will be treated as the purchase of treasury stock and will be reflected in the shareholders’ equity section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which is estimated at $4.9 million.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement includes certain forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this proxy statement may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” and “estimated,” among others. Factors that could cause actual results to differ materially from those anticipated by the forward-looking statements we make in this Information Statement include, but are not limited to, the matters under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended April 30, 2013 and in other reports or documents that we file from time to time with the United States Securities and Exchange Commission (the “SEC”).

REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE

QUESTIONS AND ANSWERS CONCERNING THE REINCORPORATION

Why are you electing to reincorporate from California to Delaware?

Delaware is the state of incorporation for many major corporations and, accordingly, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies relating to corporate legal matters. Thus, our board of directors believes that the Corporation would benefit from greater predictability and certainty in its legal affairs as a result of the Reincorporation.  Despite the fact that our principal offices are located in California, we conduct our business internationally and our board of directors believes that there is no compelling business reason to remain a California corporation.  In addition, the Reincorporation in Delaware is required for us to effect the Reverse Stock Split on the approved terms and thereafter terminate our registration and reporting obligations under the Exchange Act.  The principal reasons for the Reincorporation are described in greater detail in the section entitled “REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE – REINCORPORATION – Principal Reasons for the Reincorporation.”

What are the principal terms of the Reincorporation?

Pursuant to the Merger Agreement:

•	we will merge with and into ILTS Delaware, with ILTS Delaware as the surviving corporation;

•	our separate corporate existence in California will cease upon the effectiveness of the transactions contemplated by the Merger Agreement (the “Merger”);

•	each outstanding share of our common stock automatically will be converted into one share of ILTS Delaware common stock; and

•	the existing holders of our common stock will own all of the outstanding shares of ILTS Delaware common stock and no change in ownership will result from the Reincorporation.

Will you change your name as a result of the Reincorporation?

No.  We will retain the name “International Lottery & Totalizator Systems, Inc.” but will be incorporated under the laws of the State of Delaware.

Will the Reincorporation change your business?

No.  The Reincorporation will not change our current business. Our principal executive offices will remain located at 2310 Cousteau Court, Vista, California 92081.  Only our state of incorporation will change.  The Reincorporation will not have any effect on our operating subsidiary, Unisyn Voting Solutions, Inc. (“Unisyn”).

Will you have the same directors and executive officers that you currently have following the Reincorporation?

Yes. Our executive officers and members of our board of directors will not change as a result of the Reincorporation.

Who are the parties to the Reincorporation?

International Lottery & Totalizator Systems, Inc., a California corporation

We are a leading supplier of computerized wagering systems for the lottery and pari-mutuel racing industries.  We also design, manufacture, license, manage, support, and service voting systems for governmental and non-governmental applications through our wholly-owned subsidiary, Unisyn.  We were incorporated in the State of California in 1978 and operate on a fiscal year that begins on the first day of May each year and ends on the last day of April of the following year.

Delaware International Lottery & Totalizator Systems, Inc., a Delaware Corporation

Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation ("ILTS Delaware"), is our recently formed and wholly-owned subsidiary. ILTS Delaware was formed for the sole purpose of effecting the Reincorporation. ILTS Delaware presently has no operating history and has nominal assets, liabilities and capitalization.

The principal place of business of each of the Corporation and ILTS Delaware is located at 2310 Cousteau Court, Vista, California 92081.  The telephone number for each is (760) 598-1655.

When is the Reincorporation expected to be completed?

We expect that the Reincorporation will become effective promptly following the date 20 calendar days after the initial mailing of this Information Statement.

Does the Reincorporation affect my percent of ownership in the Corporation?

No. Upon consummation of the Merger effecting the Reincorporation, each outstanding share of our common stock automatically will be converted into one share of common stock of ILTS Delaware. The shares of ILTS Delaware common stock held by the Corporation will be cancelled, and no additional shares will be issued in the Merger. Therefore, the number of shares and the percentage of ownership you hold in the Corporation will not be changed by virtue of the Reincorporation.  However, the subsequent Reverse Stock Split will cause you to no longer hold an equity interest in the Corporation and you will only have the right to receive a cash payment in lieu of the fractional share interests that you will hold as a result of the Reverse Stock Split.

REINCORPORATION

Overview

On January 8, 2014, our board of directors approved the Reincorporation of the Corporation from California to Delaware by means of a merger of the Corporation with and into ILTS Delaware and, on January 9, 2014, Berjaya, the holder of 71.3% of our outstanding shares of our common stock, approved the Merger by written consent.  ILTS Delaware will survive the Merger and issue one share of its common stock, $0.01 par value per share, for each outstanding share of our common stock, without par value, in connection with the Merger. The name of ILTS Delaware, which will be the successor to the Corporation, will be International Lottery & Totalizator Systems, Inc. upon effectiveness of the Merger.  We intend to file a certificate of amendment to the Delaware Certificate as soon as practicable following the effectiveness of the Merger to effect the name change and the Reverse Stock Split.

The Reincorporation is the first of two steps that will result in the termination of our registration and reporting obligations under the Exchange Act. When the Reincorporation and the Reverse Stock Split are both effected, Berjaya will be sole remaining shareholder of the Corporation and we will thereafter terminate our registration under the Exchange Act.

The following discussion summarizes the material provisions of the Reincorporation. This summary is subject to and qualified in its entirety by the Merger Agreement, in substantially the form attached hereto as Appendix A, the Delaware Certificate to be effective after the Reincorporation, in substantially the form attached hereto as Appendix B, and the Delaware Bylaws to be effective after the Reincorporation, in substantially the form attached hereto as Appendix C. Copies of our California Articles and our California Bylaws are filed publicly as exhibits to our periodic reports and are also available for inspection at our principal office. Copies will be sent to shareholders free of charge upon written request to our Secretary at International Lottery & Totalizator Systems, Inc., 2310 Cousteau Court, Vista, California 92081.

Mechanics of the Reincorporation

The Reincorporation will be effected by a merger of the Corporation with and into ILTS Delaware, a wholly-owned subsidiary of the Corporation that has been recently incorporated under the DGCL for purposes of the Reincorporation. The Corporation will cease to exist as a result of the merger and ILTS Delaware will be the surviving corporation and will continue to operate our business as it existed prior to the Reincorporation.

At the effective time of the Reincorporation, we will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL. Although the Delaware Certificate and the Delaware Bylaws contain many similar provisions from the California Articles and the California Bylaws, they nevertheless include provisions that are somewhat different from the provisions contained in the current California Articles, California Bylaws or under the CGCL, as described in the section entitled “REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE – REINCORPORATION – Significant Differences between the Corporation Laws of California and Delaware.”

Upon the effectiveness of the Merger, each outstanding share of our common stock will automatically be converted into one share of common stock of ILTS Delaware.  Each share of ILTS Delaware common stock outstanding prior to effectiveness of the Merger will be cancelled and will thereafter be authorized and unissued common stock of ILTS Delaware.

CERTIFICATES CURRENTLY ISSUED FOR SHARES IN THE CORPORATION WILL AUTOMATICALLY REPRESENT SHARES IN ILTS DELAWARE UPON COMPLETION OF THE MERGER, AND SHAREHOLDERS WILL NOT BE REQUIRED TO EXCHANGE STOCK CERTIFICATES AS A RESULT OF THE REINCORPORATION.

Other than the change in corporate domicile, the Reincorporation will not result in any change in our business, physical location, management, assets, liabilities or net worth, nor will it result in any change in location of our current employees, including management. Upon consummation of the Reincorporation, our daily business operations will continue as they are presently conducted at our principal executive office located at 2310 Cousteau Court, Vista, California 92081.

The consolidated financial condition and results of operations of ILTS Delaware immediately after consummation of the Reincorporation will be the same as those of the Corporation immediately prior to the consummation of the Reincorporation, with the exception of immaterial changes to our balance sheet that will be made to reflect the change in par value from zero to $0.01 per share.

In addition, upon the effectiveness of the Merger, the board of directors of ILTS Delaware will consist of those persons elected to our current board of directors, and will continue to serve for the term of their respective elections to our board, and the individuals serving as our executive officers immediately prior to the Reincorporation will continue to serve as executive officers of ILTS Delaware, without a change in title or responsibilities. Upon effectiveness of the Merger, ILTS Delaware will be the successor in interest to the Corporation and the shareholders will become shareholders of ILTS Delaware.

Principal Reasons for the Reincorporation

Delaware is the state of incorporation for many major corporations and, accordingly, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies relating to corporate legal matters. Thus, our board of directors believes that the Corporation would benefit from greater predictability and certainty in its legal affairs as a result of the Reincorporation.  Despite the fact that our principal offices are located in California, we conduct our business internationally and our board of directors believes that there is no compelling business reason to remain a California corporation.  In addition, the Reincorporation in Delaware is required for us to effect the Reverse Stock Split on the approved terms and thereafter terminate our registration and reporting obligations under the Exchange Act.

Highly Developed and Predictable Corporate Law.  Our board of directors believes Delaware has one of the most modern statutory corporation laws, which is revised regularly to meet changing legal and business needs of corporations. The Delaware legislature is responsive to developments in modern corporate law and Delaware has proven sensitive to changing needs of corporations and their shareholders. The Delaware Secretary of State is particularly flexible and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become a preferred domicile for most major U.S. corporations and the DGCL and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that the DGCL will provide greater efficiency, predictability and flexibility in our legal affairs than is presently available under the CGCL.

Access to Specialized Courts.  Delaware has a specialized Chancery Court that hears corporate law cases. As the leading state of incorporation for both private and public companies, Delaware has developed a vast body of corporate law that helps to promote greater consistency and predictability in judicial rulings. In addition, Chancery Court actions and appeals from Chancery Court rulings proceed expeditiously. In contrast, California does not have a similar specialized court established to hear only corporate law cases. Rather, disputes involving questions of California corporate law are either heard by the California Superior Court, the general trial court in California that hears all types of cases, or, if federal jurisdiction exists, a federal district court.

Recruiting and Retention Benefits.  We operate in competitive industries and compete for talented individuals to serve on our management team and on our board of directors. We believe that the better understood and comparatively stable corporate environment afforded by Delaware will enable us to compete more effectively with other public and private companies, many of which are incorporated in Delaware, in the recruitment, from time to time, of talented and experienced directors and officers. Additionally, the parameters of director and officer liability are more extensively addressed in the DGCL and Delaware court decisions and are, therefore, better defined and better understood than under the CGCL and California case law. Our board of directors believes that reincorporation in Delaware will enhance our ability to recruit and retain directors and officers in the future, while providing appropriate protection for shareholders from possible abuses by directors and officers. In this regard, it should be noted that directors’ personal liability is not, and cannot be, eliminated under the DGCL for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit.

Reverse Stock Split.  Converting to a Delaware corporation will also facilitate the board of directors’ intention to effect the Reverse Stock Split on the terms proposed and terminate the registration of our common stock under the Exchange Act.  Provisions of the CGCL prohibit a corporation from paying cash for fractional share interests if that action would result in the cancellation of more than ten percent of the outstanding shares of any class, as would be the case in connection with the Reverse Stock Split on the proposed terms.  Accordingly, the completion of the Reincorporation is an integral part of the transactions contemplated by this Information Statement.

Except as set forth below, we are generally not seeking to materially change our current charter and bylaw provisions through the Reincorporation and, except for those changes described below, this proposal does not seek to materially alter the rights of our shareholders or the rules by which we operate or by which our affairs are governed.

Possible Negative Considerations

Notwithstanding the belief of the board of directors as to the benefits to the shareholders of the Reincorporation, it should be noted that Delaware law has been criticized by some commentators and institutional shareholders on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states.  It also should be noted that the interests of Berjaya in approving the Reincorporation are not be the same as those of unaffiliated shareholders who will all be Cashed-Out Shareholders following the Reverse Stock Split. For a comparison of shareholders’ rights and the power of management under the CGCL and the DGCL, see the section entitled “REINCORPORATION OF THE CORPORATION FROM CALIFORNIA TO DELAWARE – REINCORPORATION – Significant Differences between the Corporation Laws of California and Delaware.” In addition, franchise taxes in Delaware may be greater than in California.

Our board of directors has considered the potential disadvantages of the Reincorporation and has concluded that the potential benefits outweigh the possible disadvantages.

The Charters and Bylaws of the Corporation and ILTS Delaware Compared and Contrasted

Authorized Shares. The California Articles authorize us to issue 50,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. The Delaware Certificate authorizes 70,000,000 shares of common stock, $0.01 par value per share. The change in par value is to avoid the higher franchise tax payable in Delaware for shares without par value. The Delaware Certificate does not include any authorized preferred stock since we will be a private corporation following the Reverse Stock Split and it is therefore not necessary to give the board of directors the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock as a defensive measure against potentially hostile acquirors.

Shareholder Action by Written Consent. The California Bylaws and the Delaware Bylaws both allow shareholders to act without a meeting and without prior notice if a written consent setting forth the action taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a duly called meeting at which all shares entitled to vote thereon were present and voted.  Notwithstanding the above, under the California Bylaws, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. The Delaware Bylaws do not have a similar provision requiring election of directors by unanimous written consent.

Change in Number of Directors.  The California Bylaws provide that the number of directors constituting our board of directors shall not be less than five nor more than nine, with the exact number of directors constituting our board of directors being six.  The California Bylaws provide that either our board of directors or shareholders can change the number of directors constituting our board of directors within the above referenced range, but that the above referenced range can only be changed with the approval of our shareholders.  The California Bylaws further provide that any amendment to the California Bylaws reducing the minimum number of directors constituting the board of directors to a number less than five requires that holders of more than 16 2/3% of our then-outstanding shares of common stock vote against such amendment or fail to consent in writing to such amendment.

The Delaware Bylaws provide that the number of directors constituting our board of directors shall be as determined by the board of directors, but shall not be less than one.  Notwithstanding the foregoing, we anticipate that the composition of the board of directors of ILTS Delaware immediately following the Merger will be the same as the composition of the board of directors of the Corporation immediately prior to the Merger.

Filling Vacancies on the Board of Directors.  Under the CGCL, any vacancy on the board of directors other than one created by the removal of a director may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by the removal of a director may be filled by the board of directors only if authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. The California Bylaws follow the CGCL and provide that all vacancies on the board, except for a vacancy caused by the removal of a director, may be filled by a majority of the remaining directors or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with the CGCL, or by a sole remaining director. The California Bylaws also provide that our shareholders may elect a director at any time to fill a vacancy not filled by the directors, but any such election by written consent requires the consent of a majority of the outstanding shares entitled to vote.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. The Delaware Bylaws follow the DGCL and provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless the board of directors determines that the shareholders shall fill any such vacancy or newly created directorship.

Shareholder Proposal Notice Provisions. There is no specific statutory requirement under the CGCL or the DGCL with regard to advance notice of director nominations and shareholder proposals. Absent a bylaw restriction, director nominations and shareholder proposals are subject to federal securities laws.  Neither the California Bylaws nor the Delaware Bylaws impose additional restrictions with respect to director nominations and shareholder proposals.

Cumulative Voting.  Under the CGCL, any shareholder may cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that corporations with securities listed on the New York Stock Exchange or The NASDAQ Stock Market may eliminate cumulative voting with shareholder approval. The California Bylaws do not provide for cumulative voting in the election of directors unless invoked by a shareholder as set forth above. Under the DGCL, cumulative voting in the election of directors is not mandatory and neither the Delaware Certificate nor Delaware Bylaws provides for cumulative voting.

In an election of directors under cumulative voting, each share of voting stock is entitled to vote the number of votes to which such share would normally be entitled, multiplied by the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Cumulative voting may enable a minority shareholder or group of shareholders to elect at least one representative to the board of directors. Without cumulative voting, the holders of a majority of the shares present at an annual meeting (or special meeting in lieu thereof) would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the shareholders voting. Without cumulative voting, any director or the entire board of directors of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Amendment to Bylaws.  The California Bylaws provide that any bylaw may be adopted, amended or repealed by either our board of directors or the vote of shareholders entitled to exercise a majority of the voting power of the Corporation, except as limited by any provision of the California Articles or applicable law.  Similarly, the Delaware Bylaws provide that any bylaw may be adopted, amended or repealed by either our board of directors or by the vote of the holders of a majority of the authorized shares entitled to vote, except as limited by any provision of the Delaware Certificate or applicable law.

In connection with approval of the Merger, our board of directors and Berjaya approved the Delaware Certificate and Delaware Bylaws, including the provisions described herein. In addition, certain other changes altering the rights of shareholders and powers of management could be implemented in the future by amendment to the Delaware Certificate following shareholder approval and certain such changes could be implemented by amendment to the Delaware Bylaws without shareholder approval.  This discussion of the Delaware Certificate and Delaware Bylaws is qualified by reference to the full text for the Delaware Certificate and Delaware Bylaws attached as Appendix B and Appendix C, respectively.

Significant Differences between the Corporation Laws of California and Delaware

The DGCL and the CGCL differ in many respects and, consequently, it is not practical to summarize all of the differences in this Information Statement. The following provides a summary of major substantive differences between the DGCL and the CGCL. The following is not intended to be an exhaustive description of all differences between the laws of the two states. Accordingly, all statements herein are qualified in their entirety by reference to the DGCL and the CGCL, respectively.

Shareholder Voting in Acquisitions. The CGCL and the DGCL are substantially similar in terms of when shareholder approval is required for a corporation to undertake various types of acquisition transactions. Both the CGCL and the DGCL generally require that the holders of the outstanding shares representing a majority of the voting power of both the acquiring and target corporations approve a statutory merger. In addition, both the CGCL and the DGCL require that a sale of all or substantially all of the assets of a corporation be approved by the holders of the outstanding shares representing a majority of the voting power of the corporation selling its assets.

The DGCL does not require a shareholder vote of the surviving corporation in a merger (unless provided otherwise in the corporation’s certificate of incorporation) if:

•	the merger agreement does not amend the existing certificate of incorporation;

•	each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and

•	either:

o	no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger, or

o	the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed twenty percent (20%) of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

The CGCL contains a similar exception to its voting requirements for reorganizations, if the shareholders or the corporation itself immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths (5/6ths) of the voting power of the surviving or acquiring corporation or its parent entity.

Limitations on Certain Business Combinations. Delaware, like a number of states, has adopted special laws designed to make certain kinds of “unfriendly” or “hostile” corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant shareholders, more difficult.

Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested shareholder” for three years following the date that such person or entity becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or entity that owns, individually or with or through other persons or entities, fifteen percent (15%) or more of the corporation’s outstanding voting stock (including rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and also stock as to which the person has voting rights only). The three-year moratorium imposed by Section 203 on business combinations does not apply if:

•	prior to the date on which the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested shareholder;

•	upon consummation of the transaction that makes the person or entity an interested shareholder, the interested shareholder owns at least eighty-five percent (85%) of the corporation’s voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining voting stock outstanding, shares owned by directors who are also officers of the corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

•	on or after the date the person or entity becomes an interested shareholder, the business combination is approved both by the board of directors and by the shareholders at a meeting by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested shareholder.

Unless a corporation elects to be subject to the provisions of Section 203 of the DGCL by a provision in its certificate of incorporation, Section 203 does not apply to a corporation if the corporation’s voting stock is not listed on a national securities exchange or held of record by 2,000 or more shareholders. Since ILTS Delaware will not satisfy these requirements and the Delaware Certificate does not elect to make Section 203 of the DGCL applicable to it, such section will not apply to ILTS Delaware immediately after the Reincorporation.

The CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than fifty percent (50%) but less than ninety percent (90%) of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all of the corporation’s shareholders consent to the transaction. This provision of the CGCL may have the effect of making a “cash-out” merger by a majority shareholder (possibly as the second step in a two-step merger) more difficult to accomplish. The DGCL does not have an analogous provision to the CGCL in this respect. However, under some circumstances Section 203 of the DGCL does provide similar protection to shareholders against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.

The CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with an affirmative written opinion as to the fairness of the consideration to be paid to the shareholders. This fairness opinion requirement does not apply to corporations that have fewer than 100 shareholders of record or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party, then at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares. The DGCL has no comparable provision.

Removal of Directors.  In general, under the CGCL, any director, or the entire board of directors, may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. In the case of a corporation with cumulative voting or whose board is classified, however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting rules. In addition, shareholders holding at least ten percent (10%) of the outstanding shares of any class may bring suit to remove any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion.

Under the DGCL, any director, or the entire board of directors, of a corporation that does not have a classified board of directors or cumulative voting may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation whose board is classified, unless the certificate of incorporation provides otherwise, shareholders may effect such removal only for cause. In addition, as in California, if a Delaware corporation has cumulative voting, and if less than the entire board is to be removed, a director may not be removed without cause by the shareholders if the votes cast against such removal would be sufficient to elect the director under cumulative voting rules. The DGCL also permits a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with the removal of directors.

Shareholder Power to Call Special Shareholders’ Meeting.  Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting, and such persons as are authorized by the articles of incorporation or bylaws. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The California Bylaws follow the provisions of the CGCL without expansion.  The Delaware Bylaws provide that a special meeting may be called by the board of directors or the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting. Unlike the California Bylaws, the Delaware Bylaws do not set forth a specific timeframe for notice of the meeting to be provided upon demand by the shareholders.

Limitation of Liability and Indemnification.  California and Delaware have similar laws respecting the liability of directors of a corporation and the indemnification by the corporation of its officers, directors, employees and other agents for damages they incur. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty of care. Nonetheless, as discussed below, there are certain differences between the laws of the two states respecting indemnification and limitation of liability. In general, the DGCL is somewhat broader in allowing corporations to indemnify and limit the liability of corporate agents, which the board of directors believes, among other things, helps Delaware corporations in attracting and retaining outside directors.

Elimination of Directors’ Personal Liability for Monetary Damages.  The DGCL permits a corporation to include a provision in its certificate of incorporation which limits or eliminates the personal liability of a director for monetary damages arising from breaches of his or her fiduciary duties to the corporation or its shareholders. Such a provision may not, however, eliminate or limit director monetary liability for:

•	breaches of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director derived an improper personal benefit.

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

The CGCL contains similar authorization for a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•	intentional misconduct or knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	receipt of an improper personal benefit;

•	acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders;

•	transactions between the corporation and a director who has a material financial interest in such transaction; or

•	liability for improper distributions, loans or guarantees.

The California Articles eliminate the liability of directors to the Corporation for monetary damages to the fullest extent permissible under the CGCL. The Delaware Certificate similarly eliminates the liability of directors for monetary damages to the extent permissible under the DGCL. As a result, following the Reincorporation, directors of ILTS Delaware cannot be held liable for monetary damages even for gross negligence or lack of due care in carrying out their fiduciary duties as directors, so long as that gross negligence or lack of due care does not involve bad faith or a breach of their duty of loyalty to the Corporation.

Indemnification. The CGCL requires indemnification when the individual being indemnified has defended the action successfully on the merits. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise. The DGCL generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his action was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance under the DGCL or the CGCL, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

The CGCL permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation’s articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by the CGCL. The California Articles authorize indemnification to the fullest extent permissible under California law. The DGCL also permits a Delaware corporation to provide indemnification in excess of that provided by statute.  The DGCL does not require authorizing provisions in the certificate of incorporation.

Inspection of Shareholder Lists and Books and Records. Both the CGCL and the DGCL allow any shareholder to inspect a corporation’s shareholder list for a purpose reasonably related to the person’s interest as a shareholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation’s shareholder list by persons holding an aggregate of five percent (5%) or more of the corporation’s voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have contested the election of directors. The DGCL also allows the shareholders to inspect the list of shareholders entitled to vote at a meeting within a ten-day period preceding a shareholders’ meeting for any purpose germane to the meeting. The DGCL, however, contains no provisions comparable to the absolute right of inspection provided by the CGCL to certain shareholders.

Under the CGCL any shareholder may examine the accounting books and records and the minutes of the shareholders and the board and its committees, provided that the inspection is for a purpose reasonably related to the shareholder’s interests as a shareholder. The DGCL may be slightly more favorable to shareholders in this respect, in that a shareholder with a proper purpose is not limited to inspecting accounting books and records and minutes, and may examine other records as well. In addition, the CGCL limits the right of inspection of shareholder lists to record shareholders, whereas Delaware has extended that right to beneficial owners of shares.

Dissenters’ and Appraisal Rights.  Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights or appraisal rights (collectively, “Appraisal Rights”), by which the shareholder may demand to receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Under the DGCL, fair market value is determined without reference to any element of value arising from the accomplishment or expectation of the merger or consolidation, and Appraisal Rights are generally not available to:

•	shareholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders; or

•	shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger under the DGCL.

The limitations on the availability of Appraisal Rights under the CGCL are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange generally do not have such Appraisal Rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of the shares to be received. Subject to certain exceptions, Appraisal Rights are also not available if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities representing more than 5/6ths of the voting power of the surviving or acquiring corporation or its parent entity. Appraisal Rights are not available to our shareholders under the CGCL with respect to the Reincorporation.

Dissolution. Under the CGCL, the holders of 50% or more of a corporation’s total voting power may authorize the corporation’s dissolution, with or without the approval of the corporation’s board of directors, and this right may not be modified by the articles of incorporation. Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the shareholders entitled to vote on the matter. Under the DGCL, only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares entitled to vote. In addition, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with such a board-initiated dissolution. In the present case, however, the Delaware Certificate contains no such supermajority voting requirement.

Interested Director Transactions. Under both the CGCL and the DGCL, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable simply because of such interest, provided that certain conditions, such as obtaining required disinterested approval and fulfilling the requirements of good faith and full disclosure, are met. With certain minor exceptions, the conditions are similar under the CGCL and the DGCL.

Shareholder Derivative Suits.  The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, if certain tests are met under certain circumstances. Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or if his or her stock thereafter came to be owned by him or her by operation of law.  The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

Dividends and Repurchases of Shares.  The DGCL is more flexible than the CGCL with respect to payment of dividends and implementing share repurchase programs. The DGCL generally provides that a corporation may redeem or repurchase its shares out of its surplus. In addition, the DGCL generally provides that a corporation may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a corporation’s net assets (i.e., its total assets minus its total liabilities) over the capital associated with issuances of its common stock. Moreover, the DGCL permits a board of directors to reduce its capital and transfer such amount to its surplus.

Under the CGCL, a corporation may not make any distribution to its shareholders unless either:

•	the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the sum of the amount of the proposed distribution plus any preferential dividends arrears amount; or

•	immediately after giving effect to the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus any preferential dividends arrears amount.

Even if these tests are met, a corporation may not make any distribution to its shareholders if the corporation making the distribution is, or as a result thereof would be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.

Application of the California General Corporation Law to Delaware Corporations.  With certain exceptions, Section 2115 of the CGCL purports to apply certain substantive provisions of the CGCL to foreign corporations (i.e., corporations not organized under California law) having characteristics of ownership and operations that indicate significant contacts with California, to the exclusion of the laws of the corporation’s jurisdiction of incorporation. ILTS Delaware plans to maintain significant contacts with California that would make it subject to such section.

Interests of Our Directors and Executive Officers in the Reincorporation

Our shareholders should be aware that certain of our directors and executive officers have interests in the Reincorporation that are different from, or in addition to, the interests of our shareholders generally. For instance, the Reincorporation in Delaware may be of benefit to our directors and officers by reducing the potential personal liability and increasing the scope of permitted indemnification of each director and officer, by strengthening the directors’ ability to resist a takeover bid, and in other respects. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Reincorporation and to recommend that Berjaya approve the Reincorporation.

No Appraisal Rights

An appraisal right is a right granted by the laws of the state of a corporation’s incorporation which provide dissenting shareholders who follow a procedure set forth in the statute to seek to obtain value for their shares. The Merger that will cause the Reincorporation is not a transaction which gives shareholders any rights of appraisal under the CGCL or under our California Certificate or California Bylaws. As a result, you will not have any rights of appraisal with respect to the Reincorporation.

Regulatory Matters

We are not aware of any regulatory or governmental actions or approvals required to complete the Reincorporation.

Certain Material U.S. Federal Income Tax Considerations of the Reincorporation

The following is a summary of the material U.S. federal income tax consequences of the Reincorporation, and addresses the tax consequences only to shareholders who hold shares of our common stock as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).  The following is not an exhaustive analysis or discussion of all possible U.S. federal income tax considerations relating to the Reincorporation. It does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, shareholders who are not U.S. persons for federal income tax purposes, shareholders who hold shares of common stock as part of a straddle, hedge or conversion transaction, shareholders who are subject to the alternative minimum tax provisions of the Code, or shareholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.

This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to the Corporation or our shareholders as described in this summary. No ruling from the Internal Revenue Service (the “IRS”) has been or will be requested in connection with the Reincorporation. In addition, our shareholders should be aware that the IRS could adopt a contrary position and a contrary position could be sustained by a court.

EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REINCORPORATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.

We intend that the Reincorporation will be treated as a reorganization pursuant to Section 368(a) of the Code. Subject to the limitations, qualifications and exceptions described herein, and assuming the Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Reincorporation will be as follows:

•	no gain or loss will be recognized by holders of our common stock upon receipt of common stock of ILTS Delaware pursuant to the Reincorporation;

•	the aggregate tax basis of the common stock of ILTS Delaware received by each of our shareholders in the Reincorporation will be equal to the aggregate tax basis of our common stock surrendered in exchange therefor;

•	the holding period of the common stock of ILTS Delaware received by each of our shareholders will include the period for which such shareholder held our common stock surrendered in exchange therefor, provided that such shares of our common stock were held by such shareholder as a capital asset at the time of the Reincorporation; and

•	no gain or loss will be recognized by the Corporation or ILTS Delaware as a result of the Reincorporation.

A U.S. holder of our shares may be required to attach a statement to its tax returns for the year of the Reincorporation that contains the information listed in Treasury Regulation Section 1.368-3(b) and may be required to maintain a permanent record of facts relating to the Reincorporation. Such information includes, among other things, the shareholder’s tax basis in the shareholder’s shares of our common stock and the fair market value of the shareholder’s shares of our common stock immediately prior to the Reincorporation.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION AND IS NOT AN EXHAUSTIVE ANALYSIS OR DISCUSSION OF ALL POSSIBLE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE REINCORPORATION.

Accounting Consequences of the Reincorporation

We believe that there will be no material accounting consequences for us resulting from the Reincorporation.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT THE REVERSE STOCK SPLIT

QUESTIONS AND ANSWERS CONCERNING THE REVERSE STOCK SPLIT

If you hold your stock in your brokerage account, how will your shares be treated in the Reverse Stock Split?

If you hold our common stock in a brokerage account or otherwise in a nominee account, the cash payment that you will receive in connection with the Reverse Stock Split in consideration of the factional shares interests that you hold in the account will be based on the number of shares in your account prior to the Reverse Stock Split, as reported to us by your broker. If you advised your broker that the broker is not authorized to provide us with your name, then your broker will not provide us with your name, but will provide us with the number of shares held in each of your accounts prior to the Reverse Stock Split. The cash payable to you in lieu of fractional share interests will be determined separately for each account you hold in street name. The cash payable to you in lieu of fractional share interests will be separately determined for each brokerage firm who holds our common stock either on its own behalf or on behalf of its customers.  Each account in each brokerage firm will be treated as a separate account for determining how much cash in lieu of fractional share interests will be paid.

Who is our transfer agent?

Our transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016. The telephone number of our transfer agent is (800) 368-5948.

Why did the board of directors choose to adopt the Reverse Stock Split?

Our board of directors approved the Reverse Stock Split in order to enable us to reduce the number of our shareholders and reduce our operating expenses by terminating the registration of our common stock under the Exchange Act. We have a large number of shareholders who own very small quantities of our common stock and our majority shareholder, Berjaya, expressed a desire to be the sole shareholder of the Corporation in July 2013.

As a result of the Reverse Stock Split, Berjaya will be our sole shareholder and we will terminate the registration of our common stock under the Exchange Act. Upon filing a certification and notice of termination of registration under the Exchange Act, we will no longer be required, and we do not intend, to file the annual, quarterly and current reports which we are presently required to file and we will not be subject to provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

How did we determine the amount that we will pay for fractional shares?

We will pay each Cashed-Out Shareholder an amount equal to $1.33 in cash, without interest, for each share of common stock held by such shareholder immediately prior to the Reverse Stock Split.  The amount cash consideration payable was (i) approved by our board of directors based on the recommendation of the Special Committee and (ii) represents a premium of 46% and 34% over our common stock’s average closing sale price for the 30-day and 12-month periods, respectively, immediately preceding the announcement of the transactions.

In addition, in determining the cash consideration payable to Cashed-Out Shareholders in connection with the Reverse Stock Split, our board of directors considered the opinion of Mercer rendered orally to the Special Committee on January 8, 2014 and subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.33 per share to be received by Cashed-Out Shareholders following the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders.

How did the board of directors determine the ratio for the Reverse Stock Split?

The 9,245,317-1 ratio for the Reverse Stock Split was based on our analysis of our outstanding stock and was intended to result in our common stock being owned only by Berjaya following the Reverse Stock Split.

Did the board of directors consider other alternatives to the Reverse Stock Split?

The board of directors considered maintaining the status quo. However, due to the significant costs of being a public reporting company, Berjaya’s expressed desire to be the sole shareholder of the Corporation, and other considerations described herein, our board of directors believed that maintaining the status quo would be detrimental to all shareholders.

When will the Reverse Stock Split become effective?

The Reverse Stock Split will become effective upon the filing of a certificate of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware.

What happens if I buy shares after the Record Date?

Shares bought after the Record Date will be subject to the Reverse Stock Split when it is effective.

Where can you get copies of this proxy statement and any other material that we have filed with the SEC in connection with the Reverse Stock Split?

We make all of our filings with the SEC, including this Information Statement and the Statement on Schedule 13E-3 relating to the Reverse Stock Split, on the SEC’s EDGAR system. This information is available through the SEC’s website at www.sec.gov.

SPECIAL FACTORS REGARDING THE REVERSE STOCK SPLIT

Overview

The Reverse Stock Split is the second of two steps that will result in the termination of our registration and reporting obligations under the Exchange Act.  When the Reincorporation and the Reverse Stock Split are both effected, Berjaya will be the sole remaining shareholder of the Corporation and we will thereafter terminate our registration under the Exchange Act.

As a result of the Reverse Stock Split:

•	Each share of common stock will automatically become and be converted into 1/9,245,317th of a share of common stock. This means that each 9,245,317 shares of common stock held by a shareholder will become and be converted into one share of common stock. Berjaya will hold exactly one share of common stock immediately following the Reverse Stock Split and each other current shareholder will hold only fractional share interests of common stock.

•	Each shareholder holding less than one full share of common stock following the Reverse Stock Split will receive a cash payment from the Corporation for their fractional share interests equal to $1.33 in cash, without interest, for each share of common stock held by such shareholder immediately prior to the Reverse Stock Split.

•	The sole shareholder of the Corporation following the Reverse Stock Split will be Berjaya, since only Berjaya holds more than 9,245,317 shares of common stock as of the Record Date. Each other shareholder of the Corporation will receive a cash payment in lieu of fractional share interests, will cease to be a shareholder of the Corporation, and will cease to have any direct or indirect ownership interest in the Corporation and will not be able to participate in any of our future earnings or growth.

Background

The terms of the Reverse Stock Split are the result of negotiations conducted between representatives of the Special Committee, ILTS’s management, and Berjaya. The following is a summary of the principal events leading up to the public announcement of the Reverse Stock Split and the negotiation of the Reverse Stock Split.

In July 2013, members of ILTS’s management and representatives of Berjaya began discussions regarding possible means by which the Corporation could terminate its registration and reporting obligations under the Exchange Act and vest ownership of all outstanding equity interests of the Corporation in Berjaya.  On July 30, 2013, following several prior discussions, ILTS engaged Foley & Lardner LLP (“Foley”) to act as legal counsel to ILTS in connection with a possible “going-private” transaction.

During July and August 2013, members of ILTS’s management, representatives of Berjaya, and representatives of Foley had discussions regarding possible structures for such a “going-private” transaction, the timing associated with each structure, and the duties of ILTS’s board of directors in connection with consideration and approval of any such transaction.  In consultation with Foley, ILTS ultimately determined that a merger of the Corporation with and into a wholly-owned Delaware subsidiary followed by a reverse stock split would be the most expeditious means by which ILTS could terminate its registration and reporting obligations under the Exchange Act and vest ownership of all of its outstanding equity interests in Berjaya.

In early August 2013, Foley solicited proposals from several investment banking firms to serve as financial advisor to the Corporation in connection with the Reverse Stock Split.

On August 13, 2013, the Corporation determined that it would engage a nationally-recognized financial advisory firm (“Financial Advisor A”) to prepare a valuation analysis for ILTS and, if requested, render an opinion as to the fairness, from a financial point of view, of a reverse stock split to minority shareholders of the Corporation.

Between August 16, 2013 and August 30, 2013, ILTS’s management provided certain financial information regarding ILTS to Financial Advisor A in order to assist Financial Advisor A in preparing its valuation analysis, which was to be presented to the Corporation’s board of directors at a special meeting to be held on September 9, 2013.

On September 2, 2013, Foley provided the Corporation’s board of directors with a memorandum outlining the board of directors’ fiduciary duties in connection with considering a possible “going-private” transaction.

On September 9, 2013, a special meeting of the Corporation’s board of directors was held at the Corporation’s corporate headquarters in order to discuss a possible “going-private” transaction.  Representatives of Foley presented the proposed structure for the transaction, which involved a merger of the Corporation with and into a wholly-owned Delaware subsidiary followed by a reverse stock split.  Representatives of Financial Advisor A presented the results of their valuation analysis of ILTS and concluded that, as of August 30, 2013, the reasonable range of fair value of ILTS’s common stock was $1.09 to $1.19 per share.

At the September 9, 2013 special meeting of the Corporation’s board of directors, the board discussed possible conflicts of interests of certain board members as a result of their relationship with the Corporation and/or Berjaya.  As a result of these conflicts, the board of directors determined it was in the best interests of the Corporation and its shareholders to form the Special Committee, which was (i) comprised of entirely of independent directors Theodore Johnson, Martin J. O’Meara, Jr., and Alain K. Lee, none of whom are not otherwise affiliated with Berjaya, (ii) empowered to retained independent legal and financial advisors, and (iii) vested with the authority necessary to evaluate and negotiate a fair transaction for the Cashed-Out Shareholders with Berjaya.

Specifically, the Corporation’s board of directors delegated to the Special Committee the authority to (i) consider whether or not the Corporation should undertake the proposed transactions and, if so, the terms on which the Corporation should undertake the proposed transactions, (ii) determine whether to recommend the proposed transactions to the Corporation’s board of directors as a whole, and (iii) obtain any necessary or desirable opinions from legal, financial or other advisors.

Between September 13, 2013 and September 16, 2013, the Special Committee conferred regarding its process and the desire to engage independent legal counsel.  On September 17, 2013, the Special Committee held a meeting with representatives of Gray Plant Mooty (“GPM”) regarding possible representation of the Special Committee and various other matters relating to the proposed transactions.

On September 23, 2013, after further conversation regarding the terms of engagement, the Special Committee formally retained GPM as its independent legal advisor.  Except as otherwise indicated below, GPM participated in all subsequent meetings of and conversations with members of the Special Committee.

On September 24, 2013, Theodore Johnson, Chairman of the Special Committee, conferred with representatives of GPM regarding developments, process, and timing.  Issues discussed included appropriate process, lines of communication, fiduciary obligations of members of the Special Committee, independence of Special Committee members, and a request for written records from the board of directors’ meeting on September 9, 2013.

On October 2, 2013, the Special Committee held a meeting to discuss whether to engage a financial advisor to the Special Committee in order to provide guidance in addition to the previous guidance received from Financial Advisor A, the Corporation’s financial advisor.  The Special Committee resolved to confer with potential financial advisors and schedule a time to talk with one or more about possible engagement.

On October 4, 2013, the Special Committee held a meeting to further consider the potential of engaging a financial advisor.  Representatives of Mercer were invited to attend and participate in the meeting to provide background on Mercer, its experience in the valuation of businesses, its independence from Berjaya and the Corporation, and the potential timing and costs of engagement.  The Special Committee resolved to engage Mercer to provide a valuation analysis, with the possibility that Mercer Capital would subsequently be asked to provide a fairness opinion to the Special Committee.

Between October 5, 2013 and October 10, 2013, several conferences were held among members of the Special Committee and representatives of GPM.  Matters discussed included recent communications with ILTS’s management and representatives of Berjaya regarding the terms and structure of the proposed transactions and finalization of the terms of Mercer’s engagement.

On October 11, 2013, the Special Committee held a meeting at which the terms of Mercer’s engagement to serve as financial advisor to the Special Committee were approved.

On October 15, 2013, the Special Committee held a meeting, which included representatives of Mercer, to discuss additional background regarding the Corporation’s business, history, forecasts, and material contracts.  The Special Committee determined not to share the valuation analysis prepared by Financial Advisor A with Mercer to ensure that Mercer’s valuation analysis remain wholly independent from the prior work done on the Corporation’s behalf.

Between October 15, 2013 and November 6, 2013, ILTS’s management provided certain financial information regarding ILTS to Mercer in order to assist Mercer in preparing its valuation analysis.

On November 7, 2013, Mercer provided an initial draft of its valuation analysis to the Special Committee.

On November 11, 2013, the Special Committee held a meeting to discuss its initial reactions to the valuation analysis from Mercer.  Matters discussed included the anticipated fair value range of the Corporation’s common stock relative to the range previously indicated by Financial Advisor A and the need for the Special Committee to independently review and question the analysis provided by Mercer.  The Special Committee also resolved not to share Mercer’s analysis with ILTS’s management or potentially interested members of the Corporation’s board of directors.

On November 12, 2013, the Special Committee held a meeting with Mercer.  Mercer led a detailed discussion regarding its initial draft valuation analysis and the process and methodology utilized by Mercer in completing its analysis.  The members of the Special Committee discussed their desire to further review and analyze the analysis provided by Mercer.  Given that the initial fair value range indicated in Mercer’s draft valuation analysis was somewhat higher than the range previously indicated in Financial Advisor A’s analysis, Mr. Johnson was directed to commence a dialogue with representatives of Berjaya regarding formalizing and finalizing the proposed structure, terms, and pricing for the proposed transactions.

On November 18, 2013, members of the Special Committee received a memorandum from GPM regarding their fiduciary obligations, standards of conduct, organizational matters, independence, process and conduct.

Also on November 18, 2013, the Special Committee held a meeting, including representatives from Mercer, at which members of the Special Committee posed questions to Mercer regarding the valuation analysis, to which Mercer responded.  The Special Committee also directed Mercer to follow up with ILTS’s management regarding the latest monthly financial reports prior to finalizing its valuation analysis.  A detailed discussion was also held regarding the valuation analysis, the proposed valuation range, and the best strategy to negotiate the terms and pricing of the proposed transactions with Berjaya in order to maximize value for the Corporation’s minority shareholders.

Between November 21, 2013 and November 24, 2013, Mr. Johnson conferred with legal counsel and communicated with representatives from Berjaya regarding the terms of the proposed transactions, including potential pricing of the purchase of the fractional share interests from minority shareholders following consummation of a reverse stock split.

On November 25, 2013, the Special Committee held a meeting, which included representatives of Mercer.  Mercer provided a summary of the most recent financial information received from the Corporation and adjustments made to the valuation analysis since Mercer’s original presentation of the draft valuation analysis to the Special Committee. Mercer suggested that the final valuation report would likely indicate that the reasonable range of fair value of ILTS’s common stock was $1.27 to $1.37 per share.

Between November 25, 2013 and December 5, 2013, various conversations and correspondence occurred between Mr. Johnson and representatives of Berjaya.  In correspondence from Berjaya to the Special Committee on December 5, 2013, Berjaya confirmed its willingness to enter into a transaction in the form proposed; provided, that the price per share to be paid to minority shareholders in consideration of fractional share interests following consummation of a reverse stock split fall within the range proposed by Financial Advisor A in its valuation analysis.  Berjaya also reconfirmed that it was unwilling to consider the sale of its interest in the Corporation to a third party.

On December 10, 2013, the Special Committee held a meeting, which included representatives of Mercer, to discuss the most recent conversations between Mr. Johnson and Berjaya.  Additional conversation was held regarding a valuation range at which the Special Committee would be willing to consider recommending the proposed transactions for approval by the Corporation’s board of directors.

On December 11, 2013, the Special Committee held a meeting to discuss the terms and valuation range for the proposed transactions.  Representatives of GPM were unavailable to participate in this meeting.  While no specific commitment was made to recommend the proposed transactions for approval by the Corporation’s board of directors, the Special Committee directed Mr. Johnson to work to negotiate a price for the fractional shares interests resulting from a reverse stock split within the valuation range proposed by Mercer in its analysis.

Between December 11, 2013 and December 15, 2013, various communications occurred among members of the Special Committee and their legal and financial advisors regarding the valuation range for the proposed transactions, the likely price per share of the Corporation’s common stock at which the Special Committee would recommend approval of the proposed transactions by the Corporation’s board of directors, and the strategy for negotiation of the same.

On December 16, 2013, Mr. Johnson informed Chan Kien Sing, a director of the Corporation who is affiliated with Berjaya, that the Special Committee would likely recommend that the price per share to be paid to minority shareholders in consideration of fractional share interests following consummation of a reverse stock split be set at $1.37 per share.

On December 17, 2013, Messrs. Johnson and Chan negotiated regarding the price per share to be paid to minority shareholders in consideration of fractional share interests following consummation of a reverse stock split and agreed in principle that a price of $1.33 per share was fair to the Corporation’s minority shareholders.

On December 18, 2013, the Special Committee held a meeting, which included representatives of Mercer.  Mr. Johnson provided a summary of communications that had occurred between himself and representatives of Berjaya, including Mr. Chan.  After due deliberation, the Special Committee resolved, contingent upon the receipt by the Special Committee of a formal fairness opinion from Mercer, to recommend the Reverse Stock Split pursuant to terms whereby the Cashed-Out Shareholders would be paid $1.33 per pre-Reverse Stock Split share of common stock in consideration of fractional share interests held by such shareholders following consummation of the Reverse Stock Split.  In making this recommendation, the Special Committee considered a variety of factors, including without limitation, the following:

•	the fairness of the $1.33 per share price relative to both the historical trading price of ILTS’s common stock and the valuation reports prepared by Mercer and Financial Advisor A;

•	perceived risks relating to the Corporation’s business, including current customer concentration, potential lack of acceptance of new products in developing markets, regulatory and publicity risks relating to the Corporation’s voting business, and competitive risks;

•	Berjaya’s stated lack of willingness to consider selling its stake in the Corporation;

•	the ongoing costs of remaining a reporting company under the Exchange Act, especially in light of the relatively small trading volume and related lack of liquidity in the public market for the Corporation’s shareholders; and

•	the indication from Mercer that it would deliver to the Special Committee its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the $1.33 per share in cash to be received by Cashed-Out Shareholders in the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders.

Mr. Johnson indicated that he anticipated a meeting of the Corporation’s board of directors in early January 2014 to discuss the proposed transactions, Mercer’s valuation analysis and fairness opinion, and the recommendation of the Special Committee.

On January 8, 2014, a telephonic special meeting of the Corporation’s board of directors was held at which Mercer presented its valuation analysis to the Special Committee and orally delivered its fairness opinion.  In addition, the board of directors unanimously approved, based on the unanimous recommendation of the Special Committee, the Reincorporation and the Reverse Stock Split.  Representatives of Foley participated in this meeting.  Promptly following this meeting, the Corporation and ILTS Delaware executed and delivered the Merger Agreement.

On January 9, 2014, Berjaya approved the Reincorporation and Reverse Stock Split by written consent.

Purpose and Alternatives of the Reverse Stock Split

The purpose of the Reverse Stock Split is to allow us to terminate the public registration of our common stock under the Exchange Act and to vest ownership of all of our outstanding equity securities in Berjaya.

As a result of the termination of our registration and reporting obligations under the Exchange Act:

•	We would not be required, and we do not intend, to file annual, quarterly and current reports which are due after we file the notice of termination of registration. We currently file Annual Reports on Form 10-K, which include our audited year-end financial statements, Quarterly Reports on Form 10-Q, which include unaudited quarterly and year-to-date financial statements, and Current Reports on Form 8-K, which report significant events.

•	We would not be required to provide you with a proxy or information statement in connection with a meeting of shareholders or with an information statement in connection with action taken without a meeting.

•	We would not be subject to the provisions of Sarbanes-Oxley.

•	Our officers, directors and 10% shareholders would not be required to file beneficial ownership reports on Forms 3, 4 and 5.

•	Holders who beneficially own 5% or more of our common stock would not be required to file statements of beneficial ownership on Schedule 13D or 13G.

As an alternative to the Reverse Stock Split, our board of directors considered maintaining the status quo. However, due to the significant costs of remaining a public reporting company, our board of directors believed that maintaining the status quo would be detrimental to all shareholders.  Our common stock has failed to attract institutional investors or market research attention. This has resulted in a very low trading volume and market capitalization, which has limited the liquidity benefit to our shareholders of us being a public company, while we nevertheless continue to incur the costs associated with remaining a public company.  In addition, the status quo would not practically allow Berjaya to become the sole shareholder of the Corporation.

Principal Reasons for the Reverse Stock Split

Our equity ownership is highly concentrated with Berjaya holding 71.3% of our outstanding shares of common stock.  This ownership and management structure in a public reporting company exacerbates our compliance costs (which average approximately $450,000 per year in the aggregate), resulting in us incurring significant, fixed public company costs for the ostensible benefit of a disproportionately small group of unaffiliated shareholders (in terms of ownership percentage). In addition, as a result of our concentrated ownership, a number of our remaining unaffiliated shareholders hold extremely small illiquid positions in the Corporation, which are difficult to sell (with or without incurring meaningful brokerage costs).

Our board of directors determined to implement the Reverse Stock Split at this time, as opposed to earlier or later, because of the confluence of a number of the factors discussed above, including the cost savings relating to terminating our registration under the Exchange Act being highly attractive in the current operating environment and our trading market being thin and progressively more so.  In addition, Berjaya expressed a desire to be the sole shareholder of the Corporation pursuant to the terms of the Reverse Stock Split negotiated with the Special Committee.

The detriments of the Reverse Stock Split include that Cashed-Out Shareholders will cease to have any direct or indirect ownership interest in the Corporation and will not be able to participate in any of our future earnings or growth.  Nevertheless, given that our stock is already illiquid, we believe that any detriment as a result of being cashed out is likely to be minor due to such shareholders’ de minimis interest in the Corporation (currently valued at a market price of no more than $1.29 per share, based on the closing price of our common stock as of January 29, 2014). As a result, we believe that any detriment due to terminating our registration under the Exchange Act will be minor and is outweighed by the benefits set forth above.

Effect of the Reverse Stock Split on Officers, Directors, and Affiliates

No officer or director of the Corporation will remain a shareholder of the Corporation following the Reverse Stock Split and each officer and director of the Corporation that is a shareholder of the Corporation as of the Record Date will receive the same cash payment in lieu of fractional shares interest as other non-affiliated shareholders of the Corporation.

Berjaya will be the sole shareholder of the Corporation following the Reverse Stock Split.  Three of our directors, Chan Kien Sing, Ooi Lee Meng, and Rayvin Yeong Sheik Tan, are officers, directors, or employees of Berjaya or its affiliates and disclaim any beneficial ownership interest in the shares of our common stock held by Berjaya.  No such director owns shares of our common stock directly.

Effect of the Reverse Stock Split on our Cashed-Out Shareholders

Since no shareholder other than Berjaya owns 9,245,317 or more shares of common stock prior to the Reverse Stock Split, following the Reverse Stock Split Berjaya will be the sole shareholder of the Corporation.  Each shareholder other than Berjaya will receive, in consideration for the fractional share interests held by such shareholder following the Reverse Stock Split, a cash payment of $1.33, without interest, for each share of common stock held by such shareholder prior to the Reverse Stock Split.

Fairness of the Reverse Stock Split to Cashed-Out Shareholders

Our board of directors believes that the Reverse Stock Split is fair, both substantively and procedurally, to the Cashed-Out Shareholders.

In considering whether the cash payment of $1.33 per share payable to Cashed-Out Shareholders in lieu of fractional share interest in connection with the Reverse Stock Split is substantively fair from a financial point of view to our Cashed-Out Shareholders, the board of directors considered, among other things, the financial analysis and opinion of Mercer and adopted the analyses and conclusions of Mercer. At the board of directors meeting on January 8, 2014, Mercer presented the financial analyses supporting their fairness opinion to the Special Committee. The Special Committee had an opportunity to ask questions and discuss each of the analyses individually.

The board of directors did not seek, and is not aware in the last two years of any, proposals from any unaffiliated persons for the merger or consolidation of the Corporation, or for the sale or other transfer of all or substantially all of the Corporation’s assets, or for the sale or other transfer of securities of the Corporation that would enable the holder to exercise control of the Corporation.

The board of directors considered a number of factors in determining whether it was in the best interests of, and fair to, the Cashed-Out Shareholders, to undertake a transaction that would result in (i) all of the outstanding equity securities of the Corporation being held by Berjaya and (ii) the Corporation terminating its registration and reporting obligations under the Exchange Act.  The discussion herein of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by the board of directors. The board of directors did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors.

Current and Historical Market Prices of ILTS’s Common Stock

ILTS’s common stock is quoted on the Over-the-Counter Bulletin Board, but is thinly traded. During the 12-month period prior to the public announcement of the transactions, the average trading volume was approximately 7,000 shares per day.

The board of directors also reviewed the high and low closing bid prices for our common stock from January 1, 2012 to January 8, 2014, which ranged from $1.23 to $0.22 per share.  The last sale price of ILTS’s common stock on January 8, 2014, the day before we announced the transactions, was $0.96.

Most trades of ILTS common stock during the period from January 1, 2012 to January 8, 2014 have been at prices below the $1.33 per share price offered to the Cashed-Out Shareholders in connection with the Reverse Stock Split.  The cash payment of $1.33 per share payable to the Cashed-Out Shareholders in lieu of fractional shares represents a premium of 46% and 34% over our common stock’s average closing sale price for the 30-day and 12-month periods, respectively, immediately preceding the announcement of the transactions. In addition to Cashed-Out Shareholders receiving a premium to the trading price of ILTS common stock on any fractional shares interests redeemed as a result of the Reverse Stock Split, such shareholders will achieve liquidity without incurring brokerage costs. Furthermore, the board of directors considered that, with limited liquidity in the public market for ILTS’s common stock, only a portion of ILTS’s shareholders would have been able to attain the bid prices before the stock price decreased measurably.

The following table summarizes, for the periods presented preceding the announcement of the transaction, the average closing prices of the common stock and the implied premiums to equity values as compared to the per share cash consideration of $1.33:

Period	Average Price	% Premium
10 trading days	$1.00	33%
30 days (since December 9, 2013)	$0.91	46%
60 days (since November 11, 2013)	$0.87	53%
90 days (since October 10, 2013)	$0.86	55%
365 days (since January 8, 2013)	$0.99	34%

Accordingly, the board of directors believes that the market price analysis supports its determination that the Reverse Stock Split is fair to Cashed-Out Shareholders.

Opinion of Financial Advisor

Our board of directors considered the opinion of Mercer rendered orally to the Special Committee on January 8, 2014 and subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.33 per share to be received by Cashed-Out Shareholders following the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders. For more information about the opinion you should read the discussion below in the section entitled “AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT – SPECIAL FACTORS REGARDING THE REVERSE STOCK SPLIT – Fairness Opinion of Financial Advisor” and a copy of the opinion of Mercer attached as Appendix D to this Information Statement.

The price per pre-Reverse Stock Split share to be paid to the Cashed-Out Shareholders falls within the range of prices referenced in the financial advisor’s opinion. Accordingly, the board of directors believes the opinion of the financial advisor supports its determination that the Reverse Stock Split is fair to Cashed-Out Shareholders.

Opportunity to Liquidate Shares of Common Stock

Shareholders owning fewer than 9,245,317 shares will have the opportunity to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of ILTS’s common stock, at a price that represents a premium over recent trading prices.

Our board of directors believes this opportunity is a benefit to the Cashed-Out Shareholders, and, accordingly, that availability of this opportunity supports its determination that the Reverse Stock Split is fair to Cashed-Out Shareholders.

Procedural Fairness

Our board of directors also believes that the Reverse Stock Split is procedurally fair to the Cashed-Out Shareholders because, among other things

•	the Reverse Stock Split and the terms thereof were unanimously approved and recommended by the Special Committee, which (i) was comprised of entirely of independent directors who are not otherwise affiliated with Berjaya, (ii) retained independent legal and financial advisors, (iii) possessed the authority necessary to negotiate a fair transaction for the Cashed-Out Shareholders, and (iv) conducted an extensive review of information and analyses and negotiated the terms of the Reverse Stock Split at arm’s-length with Berjaya; and

•	the Reverse Stock Split is being effected in accordance with the applicable requirements under Delaware law.

No unaffiliated shareholder approval requirement or special provisions for access to corporate files

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board of directors determined that any such voting requirement would prevent affiliated shareholders from participating in the consideration of the proposed transaction. As affiliated shareholders beneficially own approximately 72.3% of our common stock (with 71.3% of our common stock owned by Berjaya), and the transaction will not result in any change in control of ILTS, the board of directors did not believe that allowing Berjaya to approve the transaction without the participation of unaffiliated shareholders was unfair to Cashed-Out Shareholders.

Further, the Special Committee, comprised entirely of directors not affiliated with the Corporation or Berjaya, unanimously approved and recommended the transaction and the terms thereof.  The Special Committee (i) was comprised of entirely of independent directors who are not otherwise affiliated with Berjaya, (ii) retained independent legal and financial advisors, (iii) possessed the authority necessary to negotiate a fair transaction for the Cashed-Out Shareholders, and (iv) conducted an extensive review of information and analyses and negotiated the terms of the Reverse Stock Split at arm’s-length with Berjaya.

No unaffiliated representative acting solely on behalf of Cashed-Out Shareholders for the purpose of negotiating the terms of the transaction or preparing a report covering the fairness of the transaction was retained by ILTS or by the Special Committee. ILTS has not made any special provision in connection with the transaction to grant unaffiliated shareholders access to ILTS’s corporate files or to obtain counsel or appraisal services at ILTS’s expense. The board of directors did not believe that these steps were necessary for the following reasons: the transaction was unanimously approved and recommended by the Special Committee; unaffiliated shareholders beneficially own only 27.7% of our outstanding common stock, and will not beneficially own any shares of our common stock following the Reverse Stock Split; and the transaction will not result in any change in control of ILTS.

With respect to unaffiliated shareholders’ access to ILTS’s corporate files, the board of directors determined that this Information Statement, together with ILTS’s other filings with the SEC, provide adequate information to unaffiliated shareholders. The board of directors also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, shareholders have the right to review ITLS’s relevant books and records of account. The board of directors did not consider these steps necessary to ensure the fairness of the transaction. The board of directors determined that such steps would be costly and would not provide any meaningful additional benefits. The board of directors noted the fact that the financial advisor engaged by the Special Committee considered and rendered its opinion as to the fairness of the consideration payable in the transaction, from a financial point of view, to ILTS’s Cashed-Out Shareholders.

After consideration of the factors described above, the board of directors believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, an unaffiliated representative, or special provisions for access to corporate files.

Fairness Opinion of Financial Advisor

In connection with the proposed transaction, the Special Committee engaged Mercer to render an opinion as to the fairness, from a financial point of view, to the Cashed-Out Shareholders of the $1.33 per pre-Reverse Stock Split share in cash to be received by the Cashed-Out Shareholders. On January 8, 2014, at a meeting of the board of directors, Mercer delivered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.33 per share to be received by Cashed-Out Shareholders in connection with the Reverse Stock Split is fair, from a financial point of view, to the Cashed-Out Shareholders.  Mercer subsequently delivered its written fairness opinion to the Special Committee.

The opinion of Mercer is included with this Information Statement as Appendix D and is incorporated herein by reference.  Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.  The opinion of Mercer will be made available for inspection and copying at ILTS’s principal executive offices during its regular business hours by any interested shareholder of ILTS or any representative of the shareholder designated by the shareholder in writing. Upon written request, ILTS will furnish a copy of the opinion to any interested shareholder of ILTS, or any representative designated by the shareholder in writing, at the expense of the requesting shareholder. The opinion has also been filed with the SEC as an exhibit to ILTS’s Statement on Schedule 13E-3. Mercer consented to the filing of its opinion with the Statement on Schedule 13E-3.

On October 14, 2013, the Special Committee engaged Mercer to (i) prepare a valuation analysis of ILTS for the proposed Reverse Stock Split, which will result in Berjaya becoming the sole shareholder of ILTS and (ii) render an opinion as to the fairness, from a financial point of view, to the Cashed-Out Shareholders of the consideration to be received by such Cashed-Out Shareholders in connection with the Reverse Stock Split.  Mercer did not participate in discussions or negotiations among the Special Committee, the ILTS board of directors, and Berjaya regarding the proposed transaction.

The Special Committee selected Mercer because the Mercer has three decades of experience in providing valuation and financial advisory services to clients that range from private to public and small to large multi-national corporations.  Mercer regularly assists companies in the evaluation of acquisitions, capital raises, divestitures, shareholder buy-outs, and other significant corporate events as part of its valuation and financial advisory practice.  Mercer was paid a fee of $70,000 to conduct its analysis and render its fairness opinion.  Mercer has not been previously engaged by ILTS or the Special Committee. Mercer does not have and has not had an interest in the common stock, debt, or any other security issued by the Corporation.

Mercer’s opinion speaks only as of the date of the opinion.  Mercer’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the cash consideration to be to be received by the Cashed-Out Shareholders in connection with the Reverse Stock Split.  Mercer’s opinion does not address the underlying business decision to proceed with the transaction.

As part of its analysis, Mercer visited with management in Vista, California, to gain insight into the Corporation’s historical financial performance, prospective performance, competitive position, and other factors.  Mercer relied upon financial and other information provided by the Corporation without independent verification.  Mercer was supplied with prospective financial information regarding the Corporation for fiscal years 2014, 2015, 2016, 2017, and 2018. Mercer neither expresses any opinion as to the assumptions underlying such prospective financial information nor does it represent or warrant that such projections will be achieved.

The following is a summary of the material analyses presented by Mercer to the Corporation’s board of directors on January 8, 2014, in connection with its fairness opinion.  The summary is not a complete description of the analyses underlying the Mercer opinion or the presentation but summarizes the material analyses performed and presented in connection with such opinion.  The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

Summary Analysis

Each shareholder holding less than one full share of common stock following the Reverse Stock Split will receive a cash payment from the Corporation for their fractional share interests equal to $1.33 in cash, without interest, for each share of common stock held by such shareholder immediately prior to the Reverse Stock Split, representing aggregate consideration of $4.9 million.  Mercer calculated the aggregate value of outstanding shares of the Corporation’s common stock to be approximately $17.2 million.  Mercer then subtracted $8.0 million of cash that was reflected on the Corporation’s balance sheet as of October 31, 2013 to derive an enterprise value of $9.2 million.  Based on this enterprise value, Mercer calculated that the $1.33 per pre-Reverse Stock Split share to be paid to the Cashed-Out Shareholders in connection with the Reverse Stock Split represented multiples as follows on a per share basis: (i) 7.5x ongoing earning power as measured by net operating profit after tax (“NOPAT”), (ii) 4.1x ongoing earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (iii) 1.8x EBITDA for the twelve months ended October 31, 2013, (iv) 1.8x forecasted fiscal year 2014 EBITDA, and (v) 11.2x forecasted fiscal year 2015 EBITDA.  As ongoing earning power is a concept of earnings capacity of a firm typically measured over a multi-year period to smooth cyclical variations, the ongoing NOPAT and EBITDA figures reflected above were calculated based upon a simple average of applicable financial information for fiscal years 2011, 2012, and 2013; the twelve month period ended October 31, 2013; and the Corporation’s budget for the balance of fiscal year 2014.   The following table summarizes the results of Mercer’s financial analysis:

	Value (1)	Per Share	Multiple		Earning Power (1)	Discount Rate	Low Range Weight	High Range Weight
Transaction Value	$17,241	$1.33
Add: Company Debt	$0	$0.00
Less: Cash	$(8,042)	$(0.62)
Enterprise Value	$9,199	$0.71

Ent. Value/Ongoing EBITDA	$2,240	$0.17	4.1	x
Ent. Value/Ongoing NOPAT	$1,230	$0.09	7.5	x

Transaction Method (net of Cash)	$3,880	$0.30
ACAPM Method	$8,240	$0.64	6.7	x	$1,230			50%
Guideline Company Method	$11,870	$0.92	5.3	x	$2,240		25%	25%
Guideline Transaction Method	$11,420	$0.88	5.1	x	$2,240		25%	25%
Discounted Cash Flow Method (2)	$6,206	$0.48	6.7	x	$206	17.0%	50%
Low Range of Enterprise Value	$8,926	$0.69	4.0	x	$2,240
High Range of Enterprise Value	$9,943	$0.77	4.4	x	$2,240
Add: Company Cash	$8,042	$0.62
Add: Estimated Value of NOL	$1,240	$0.10
Less: Estimated Capital Deficit	$(1,464)	$(0.11)
Low Range of Equity Value	$16,744	$1.29
High Range of Equity Value	$17,761	$1.37
(1) In thousands
(2) DCF's terminal value following the final year projected by management (2018) is derived from the referenced multiple and earning power
Historical Financial Perspective
Since fiscal year 1992, the Corporation has had negative EBITDA in 12 of the 21 years, including fiscal years 2009, 2010, and 2011.  Although reported EBITDA of $4.5 million in the twelve month period ended October 31, 2013 was a record amount, these earnings were the result of contract work for affiliates of Berjaya and a European customer, all of which work is expected to be completed in fiscal year 2014, resulting in the Corporation returning to more modest profitability in fiscal year 2015.

Recent Transaction Analysis

Mercer reviewed trading activity in the Corporation’s common stock to derive a transaction-based indication of value.  The 20-day average closing price of the Corporation’s common stock as of January 2, 2014, weighted for daily volume, was $0.92 per share, which resulted in an indicated enterprise value of $11.8 million.  After deducting cash on the Corporation’s balance sheet as of October 31, 2013, Mercer derived an indicated enterprise value of $3.9 million.

Capitalization of Earning Power with the Adjusted Capital Asset Pricing Model

Under the adjusted capital asset pricing model valuation method (“ACAPM”), a capitalization rate is applied to a firm’s ongoing earning power in order to arrive at a present enterprise valuation.  Mercer calculated a required rate of return of 17.0% for ILTS based upon the sum of (i) the risk-free rate of 3.7% as measured by the yield on 20-year U.S. Treasury bonds as of January 2, 2014, (ii) the product of a neutral beta of 1.0 and the large capitalization equity premium of 5.50% derived from data that is compiled by Ibbotson & Associates (“Ibbotson”), (iii) the Ibbotson small capitalization stock premium of 2.80%, and (iv) 5.0% for risk factors that Mercer attributed to the Corporation due to its small size, highly concentrated customer base, erratic earnings history, and limited financial flexibility.  Mercer then subtracted an assumed a long-term growth rate of 2.0% for earning power from the 17.0% required rate of return, which resulted in a capitalization rate of 15.0%.  The inverse of the capitalization rate yielded a capitalization multiple of 6.7x, which was applied to ongoing earning power as measured by NOPAT of $1.2 million to derive an enterprise value of ILTS of $8.2 million.

Guideline Company Method

Mercer identified only one publicly traded company that it deemed comparable, Scientific Games Corp., which traded for 8.1x last twelve months operating EBITDA as of year-end 2013.  Given the significant differences in size, access to capital, and other considerations, Mercer applied a fundamental discount of 35% for ILTS relative to Scientific Games Corp. to derive an adjusted EBITDA multiple of 5.3x for ILTS.  The enterprise value of $11.9 million for ILTS resulting from this analysis reflected the product of ongoing EBITDA of $2.2 million and the 5.3x multiple.

Guideline Transaction Method

Mercer reviewed relevant transactions from which representative multiples for ILTS could be developed.  The only transaction that was identified as being comparable was the $1.5 billion cash purchase of WMS Industries by Scientific Games near year-end 2013 for 6.0x last twelve months EBITDA.  In addition, Mercer considered broad mergers and acquisitions data as complied by Thomson Reuters, which reported a median acquisition multiple of 6.8x EBITDA for transactions that were recorded by Thomson Reuters for the nine-months ended September 30, 2013 in which the transaction value was less than $100 million.  Because the shares of ILTS common stock held by the Cashed-Out Shareholders constitute a minority interest and the base multiple was derived from transactions involving controlling interests, a minority discount of 25% was applied to the 6.8x EBITDA multiple to derive an adjusted multiple of 5.1x for ILTS.  Mercer then derived an enterprise value of $11.4 million from the product of the adjusted EBITDA multiple of 5.1x and ongoing earning power of $2.2 million.

Discounted Cash Flow Method

Mercer derived an enterprise value for ILTS of $6.2 million utilizing the discounted cash flow method in which projected cash flows as developed from based upon ILTS’s prospective financial information were discounted at 17.0% to their present value.  The lower value derived from the discounted cash flow analysis reflected the reduction in earnings that was expected to occur after fiscal year 2014, once two large contracts were completed.

Range of Value

Mercer derived a range of value for the Corporation on an enterprise basis by weighting various indications of value.  The lower range of enterprise value of $8.9 million was derived by applying a 50% weight to the discounted cash flow-based indication of value and 25% each to the capitalization of ongoing EBITDA derived from the guideline company and guideline transaction methods.  The higher range of enterprise value of $9.9 million was derived by applying a 50% weight to the capitalization of NOPAT using the ACAPM method and 25% to the indications of value derived from the guideline company and guideline transaction methods.  Mercer adjusted the range of enterprise value by (i) adding cash of $8.0 million on the Corporation’s balance sheet as of October 31, 2013 and (ii) subtracting $1.5 million, which reflected an implied capital shortfall identified by ILTS, resulting in a derived a range of value for the Corporation’s equity of $16.7 million to $17.8 million, or $1.29 per share to $1.37 per share.

Other Considerations

Mercer noted that the Cashed-Out Shareholders would obtain a significant premium for their shares relative to recent trading values.  Mercer also considered the process that led to the final terms of the Reverse Stock Split, which were unanimously approved and recommended by the Special Committee composed entirely of disinterested directors.

Certain Financial Information

ILTS provided to Mercer, in its capacity as the Special Committee’s financial advisor, certain prospective financial information concerning ILTS.  The summary of such information below is included solely to give shareholders access to the information that was made available to Mercer.

The prospective financial information reflects numerous estimates and assumptions made by ILTS with respect to industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to ILTS’s business, all of which are difficult to predict and many of which are beyond ILTS’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, ILTS’s performance, industry performance, general business and economic conditions, customer requirements, competition, or adverse changes in applicable laws, regulations or rules. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by ITLS’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive, and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond ILTS’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that ILTS, its board of directors, Mercer, any of their respective affiliates or advisors, or anyone else who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of ILTS, its board of directors, Mercer, or any of their respective affiliates or advisors intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. In addition, the prospective financial information was originally prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections, and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included below was prepared by, and is the responsibility of, ILTS’s management.  Neither ILTS’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by ILTS, its board of directors, or any of their respective affiliates or advisors that they are viewed by ILTS, its board of directors, or any of their respective affiliates or advisors as material information of ILTS. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ILTS.

On October 18, 2013, ILTS provided Mercer the prospective financial information set forth in the table below:

	2014E	2015E	2016E	2017E	2018E
	(in thousands)
Revenue	$21,950	$8,462	$7,908	$10,024	$7,164
Net Income (loss)	2,801	359	(28)	1,070	(225)
Depreciation	184	168	184	168	168
Capital Expenditures	121	63	289	150	150

EFFECTING THE REVERSE STOCK SPILT

Amendment to Delaware Certificate

The Reverse Stock Split will become effective upon the filing of a certificate of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware which states that, upon filing, each share of common stock then issued and outstanding will automatically become and be converted into 1/9,245,317th of a share of common stock.  This means that each 9,245,317 shares of common stock held by a shareholder will become and be converted into one share of common stock.  Berjaya will hold exactly one share of common stock immediately following the Reverse Stock Split and each other current shareholder will hold only fractional share interests of common stock.  We intend to file this amendment to the Delaware Certificate, which also includes an amendment to effect the name change of the successor corporation from “Delaware International Lottery & Totalizator Systems, Inc.” to “International Lottery & Totalizator Systems, Inc.” in substantially the form attached hereto as Appendix E, promptly following the 20th calendar day after the initial mailing of this Information Statement.

Elimination of Fractional Share Interests

As soon as practicable after filing a certificate of amendment to the Delaware Certificate and the amendment becoming effective, holders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing pre-Reverse Stock Split shares of our common stock to our transfer agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the transfer agent, each shareholder entitled to receive payment will receive payment from us as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing for the transfer agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the transfer agent for payment to be made. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal to the transfer agent, any funds payable to such shareholder pursuant to the Reverse Stock Split will be administered in accordance with the relevant state abandoned property laws. Shareholders should not submit any certificates until requested to do so.

As discussed above, no fractional shares of common stock will be issued to any shareholder in connection with the Reverse Stock Split. Accordingly, all shareholders holding only fractional share interests following the Reverse Stock Split will be paid $1.33, without interest, with respect to each pre-Reverse Stock Split share of common stock held by such shareholder.  In order to receive the cash payment to which a shareholder may be entitled, such shareholder must present his, her or its stock certificates representing pre-Reverse Stock Split shares of common stock for exchange.  If a shareholder fails to deliver his, her or its stock certificate, the cash payable in respect of such shareholder’s fractional share interests will be held until such shareholder delivers his, her or its stock certificates. However, if a shareholder has not delivered his, her or its stock certificates prior to the date on which we pay unclaimed cash to a public official pursuant to relevant abandoned property laws, such shareholder will have to comply with the provisions of the abandoned property laws in order to receive its cash. We will not pay any interest on amounts due in lieu of fractional share interests.

Possible Transactions Following Termination of Registration under the Exchange Act

At this time, other than the Reincorporation and the Reverse Stock Split, we are not currently considering or negotiating any strategic transactions. We may in the future consider strategic transactions with respect to all or a material portion of our business. If the situation arises, we will negotiate in good faith with respect to proposals that the board of directors believes are in our best interest.

No Appraisal Rights

An appraisal right is a right granted by the laws of the state of a corporation’s incorporation which provide dissenting shareholders who follow a procedure set forth in the statute to seek to obtain value for their shares. A reverse stock split is not a transaction which gives shareholders any rights of appraisal under the DGCL. As a result, you will not have any rights of appraisal with respect to the Reverse Stock Split, or any other right with respect to the Reverse Stock Split and the termination of our registration under the Exchange Act other than the right to receive cash for fractional share interests as described in this Information Statement. If the Reverse Stock Split had been effected under the CGCL, our shareholders would not have had any appraisal rights thereunder.

Expenses

We will pay an aggregate of approximately $4.9 million in consideration of fractional share interests as a result of the Reverse Stock Split.  In addition, we expect to incur financial advisory, legal, printing and transfer agent related expenses of approximately $510,000 in connection with the transactions contemplated by this Information Statement. We will pay the costs associated with this Information Statement as well as cash in lieu of fractional share interests from cash available to us.

Regulatory Matters

We are not aware of any regulatory or governmental actions or approvals required to complete the Reverse Stock Split.

Action Required of Shareholders

Shareholders are not required to take any action before the Reverse Stock Split becomes effective. Once the Reverse Stock Split becomes effective, each Cashed-Out Shareholder will receive a letter of transmittal that will allow each such shareholder to receive the cash payment due in consideration of fractional share interests held by each such shareholder following the Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split, and addresses the tax consequences only to shareholders who hold shares of our common stock as “capital assets,” as defined in the Code.  The following is not an exhaustive analysis or discussion of all possible U.S. federal income tax considerations relating to the Reverse Stock Split. It does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, shareholders who are not U.S. persons for federal income tax purposes, shareholders who hold shares of common stock as part of a straddle, hedge or conversion transaction, shareholders who are subject to the alternative minimum tax provisions of the Code, or shareholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.

This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to the Corporation or our shareholders as described in this summary. No ruling from the IRS has been or will be requested in connection with the Reverse Stock Split. In addition, our shareholders should be aware that the IRS could adopt a contrary position and a contrary position could be sustained by a court.

EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE STOCK SPLIT, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.

Cash paid for fractional share interests will be treated as a payment in redemption of the fractional shares and shareholders will recognize capital gain or loss, as the case may be, on the difference between the shareholder’s basis in the fractional share interests and the payment in lieu of the fractional share interests.

We will not recognize any gain or loss as a result of the Reverse Stock Split.

Accounting Consequences of the Reverse Stock Split

As a result of the Reverse Stock Split:

•	The number of outstanding shares of common stock will be reduced from 12,962,999 shares, which are outstanding as of the date of this Information Statement, to 1 share (after deducting fractional share interests that will be cashed out).

•	The purchase of the fractional shares will be treated as the purchase of treasury stock and will be reflected in the shareholders’ deficit section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which will be approximately $4.9 million.

The par value of our common stock will remain unchanged after the Reverse Stock Split. We do not anticipate that any other material accounting consequences will arise as a result of the Reverse Stock Split.

INFORMATION ABOUT ILTS

Organizational History

We are a leading supplier of computerized wagering systems for the lottery and pari-mutuel racing industries. In addition, in recent years, our company has developed certified end-to-end optical scan voting systems and a full-featured Election Management System that provides precinct tabulation, ballot review and audio voting capability.

ILTS was founded in 1978 and completed an initial public offering in 1981. Our subsidiary, Unisyn, was founded in 2003. Our operations and corporate headquarters are located in Vista, California.

Business Overview

We design, develop and provide secure, innovative and dependable gaming and voting processing systems for public and private organizations throughout the world. We provide a complete range of customized and technologically innovative software, hardware, technical support and site management for our customers’ gaming or voting operations. We believe our responsiveness to customer requirements in these mission critical operational areas is efficient, technologically superior, dependable and continuous over time.

Lottery and Pari-Mutuel Segment

We generate revenue by designing, manufacturing, licensing, managing, supporting, and servicing computerized wagering systems and terminals for the lottery and pari-mutuel racing industries worldwide.

Voting Segment

We generate revenue by developing, manufacturing, licensing and supporting voting systems for governmental and non-governmental election jurisdictions in the United States under the name of Unisyn.

Products and Services

Wagering Systems

Our wagering systems include the following components:

•	A central computer installation that is comprised of computer hardware and a commercially available operating system used in conjunction with our proprietary DataTrak application software;

•	The Datamark and Intelimark families of point-of-sale terminals; and

•	The communication network to interface the terminals to the central computer installation.

System features include real-time, secure processing of data received from multiple locations, hardware redundancy and complete communications redundancy in order to provide the highest level of fault tolerant operation.

Our DataTrak gaming system controls the overall lottery operation. Although to date it has been sold only in conjunction with our terminals, DataTrak can also be sold as a stand-alone system that will interface to third-party terminals. Likewise, the terminals can be, and have been, sold separately to interface to a third-party lottery/tote central system.

The point-of-sale, proprietary components of our systems are the Datamark and Intelimark families of ticketing terminals. These terminals are compact, reliable, microprocessor-based units, which scan bet slips or interpret operator-input data in order to produce a ticket receipt to be retained by the customer.

We sell these terminals separately or as part of a turnkey wagering system, or we modify a terminal's features or configurations and central system software to meet specific customer requirements.
Using commercially available hardware and software, we design the communication network to interface the DataTrak central system with the wagering terminals to best fit each customer’s specific telecommunications environment.

Our technology can also be modified for use in secure transaction-processing applications outside the gaming industry.

Wagering Application Software

The principal component of our wagering system is the suite of applications that make up our DataTrak central system. The central system controls the operation of the entire lottery installation, and it performs the following functions:

•	Maintains communication with each point-of-sale terminal;

•	Ensures complete end-to-end security;

•	Logs all activity and wagers in multiple (redundant) locations;

•	Populates a commercially available database in real time with high level security;

•	Identifies tickets using lottery game draw results;

•	Calculates pari-mutuel prize pool amounts that are used to determine the dividend of a given winning ticket;

•	Allows the use of other third party software products to analyze and compile management data; and

•	Provides mission critical fault tolerance.

Development of this software has been an evolutionary process. We continually strive to incorporate new and improved technologies as they become available in the marketplace. This allows us to take advantage of the latest technology trends to enhance existing features of our system, and also to provide new distribution channels and operational features so that our customers can reach new or expanding markets. Since our software architecture is non-proprietary, it can be interfaced with our customers' choice of third party reporting and analysis software tools. The DataTrak system employs a client-server architecture. This gives customers the advantage of configuring the system economically to meet current requirements, while maintaining the ability to expand or contract the system as their operation demands.

Datamark and Intelimark Terminals

We have supplied in excess of 50,000 terminal products to the wagering industry since our first unit was sold in 1980. We currently have two families of full feature terminals in production: the Datamark and the Intelimark, both of which are:

•	Based on PC architecture and utilize commercially available software operating systems;

•	Small, lightweight, and highly reliable; and

•	Programmed using standard software languages.

We have developed many models of Datamark terminals throughout our company’s history. One of the versions in the Datamark family which we currently offer is the XClaim terminal. Its optical mark reader and thermal printer require little or no adjustments or maintenance. It is economically priced and extremely easy to use with features that increase operator efficiency and reduce transaction time. The XClaim can be programmed to meet the specific operating requirements of each individual customer. A keyboard is provided for operator input and an LCD displays the wagering details.

The Intelimark family was introduced in 1999 and incorporates commercially available hardware and software from strategic partners. The Intelimark FLX terminal is a modular touch screen lottery terminal packaged to offer maximum flexibility for retailer convenience. All components that make up the complete terminal are freestanding modules that can be arranged to meet the unique physical requirements of each retailer location. Driven by the market demand for enhanced ticket reading capability, the Intelimark FLX is equipped with a high-speed contact image scanner that will accept up to A4 size slips and is capable of character recognition and signature capture. Its modular design, open architecture and PC-based technology provide a flexible platform that is intended to quickly and economically respond to the dynamic needs of both players and retailers.

Additionally, ILTS offers customized terminal solutions based on specific customer requirements. This includes the procurement of components that meet customer functional specifications and packaging of these components into an ILTS terminal design.

Spare Parts

In addition to sales of terminals and central system software and hardware systems, we also realize ongoing revenue from the sale of spare parts for use in the repairs and maintenance of the terminal population.

Software and Technical Support Agreements

We offer software maintenance agreements which feature:

•	Telephone hotline, onsite and e-mail support;

•	Standard upgrades and patches; and

•	Primary technical support for third-party software products purchased through ILTS.

Additionally, we offer software modifications and enhancements to satisfy specific customer requirements.

Voting Systems

In recent years, Unisyn has devoted significant resources in developing certified end-to-end optical scan voting systems and a full-featured Election Management Software (“EMS”) that provides precinct tabulation, ballot review and audio voting capability. In addition to the Inkavote Plus Precinct Ballot Counter (“PBC”) system certified by the National Association of State Election Directors (“NASED”) 2002 Voting System Standards (“VSS”), our company received the 2005 Voluntary Voting System Guidelines (“VVSG”) certification from the Election Assistance Commission (“EAC”) for its OpenElect® digital optical scan election system - a digital scan voting system built with Java on a streamlined and hardened Linux platform. As part of a jurisdiction's procurement process, we provide the OpenElect® products’ source code for independent review.

Our OpenElect® voting systems consist of the following components:

•
OpenElect® Central Suite is a Linux-based suite of software applications including the Ballot Layout Manager, Election Manager, Election Server, Tabulator Client, Tabulator and Tabulator Reports. The applications work together to define and configure an election supporting traditional methods of vote tabulation and including ranked choice voting tabulation;

•
OpenElect® Voting Optical Scan is a comprehensive and secure paper-based digital optical scan voting system that both validates and tabulates ballots at each precinct or vote center, providing integrity, confidence and high levels of physical and software security;

•
OpenElect® Voting Interface is a multi-faceted and robust voting device which has features to accommodate voters with disabilities and facilitate precinct voting, early voting and vote center voting, along with other non-geographical use. This device meets or exceeds all requirements of the Help America Vote Act (“HAVA”); and

•
OpenElect® Voting Central Scan is a high-speed digital scan voting unit designed to tabulate election day, early vote, vote center, absentee, provisional and recounted ballots at a jurisdiction’s central operation center.

The OpenElect® voting systems offer the following features:

•	High level of security and vote encryption to ensure integrity and voter privacy;

•	Electronic and paper audit trails that offer added security and redundancy for recounts;

•	Reduce the cost of ballot printing while offering operational efficiencies;

•	Minimal training required for poll workers to set-up and operate; and

•	Minimal voter re-education required.

Election Management Software

The EMS, consisting of the Ballot Data Generator and the Vote Tabulator software applications work together to perform the following functions:

•	Define and configure an election;

•	Program the InkaVote Plus PBCs and the OpenElect products;

•	Provide camera ready encrypted ballot pages in PDF format;

•	Compile and tabulate vote results; and

•	Generate required reports.

The EMS is intended to provide complete control of the election process from ballot layout to report generation. It utilizes streamlined menus and prompts to provide maximum flexibility and customization while guiding the user through each step in the process. The system supports numerous languages in both standard and audible ballots. The EMS creates the election specific database from information that can be imported manually and/or from an XML file. The system easily integrates with other systems in use by the customer.

Product Markets

Our revenue from the sale of lottery and totalizator systems is almost exclusively derived from contracts with international customers. We also derive revenue from selling our voting products and services directly to county election jurisdictions and distributors in the United States.

Revenue for software support and onsite technical support services is derived from providing the services to customers in the voting segment and related parties in the gaming segment.

Competitive Business Conditions

Lottery and Pari-Mutuel Segment

We compete primarily in the lottery and totalizator industries by providing high-quality wagering systems and terminals that are reliable, secure and provide high speed transaction processing. In addition, we believe that we offer our customers greater flexibility in design and custom options than our competitors do. The market for lottery system contracts is highly competitive. In general, our competitors have significantly greater resources than we do. Although our sales in the United States have been insignificant, we believe that our company has been a substantial factor in the international marketplace for lottery systems.

Our principal competitors in the market are as follows:

•	GTECH Corporation;

•	Scientific Games Corporation;

•	Intralot, S.A.; and

•	Morpho.

Voting Segment

The market for our OpenElect® voting systems is highly competitive and saturated. However, the early 2005 EAC certification has given us the advantage of securing various state certifications which our competitors have yet to achieve. We were the first manufacturer to receive the 2005 EAC certification for a precinct based digital based optical scan system. Our enhanced security system has the ability to be modified easily for additional features to the current system. This sets our products apart from the older and less flexible products of our competitors. Our competitors are more established and have solid user bases in the market. Although we are operating in a highly competitive environment, we believe we are well positioned to capture a fair share of the sales of optical scan voting systems.

Our principal competitors in the market are as follows:

•	Election Systems & Software, Inc.;

•	Dominion Voting Systems Corporation; and

•	Hart InterCivic, Inc.

Manufacturing Processes

We produce terminals and voting systems, repair modules, and supply spare parts from our domestic facility located in Vista, California. During recent years, the design of certain high-production units has been streamlined. This cost saving measure allows us to easily outsource the assembly of these units to local manufacturers based on production volume, while maintaining control over the materials and quality.

Our manufacturing processes were also inspected by the Election Assistance Commission (“EAC”) in November 2010 to verify compliance with the requirements of Section 8.5 of the EAC Test and Certification Manual. Unisyn passed all inspections and is currently recognized as a manufacturer of voting devices by the EAC.

Materials and Suppliers

For terminal and voting system components, including spare parts, we generally have multiple sources, but a limited number of items are available only from a single supplier. Accordingly, those items could from time to time, be in short supply or on allocation due to their limited availability. For the year ended April 30, 2013, five vendors accounted for approximately 73% of the Corporation’s lottery and voting product purchases (or 18%, 18%, 15%, 12%, and 10% individually). For the year ended April 30, 2012, two vendors accounted for approximately 37% of the Corporation’s lottery and voting product purchases (or 26% and 11% individually).

Dependence upon a Few Customers

Our business to date has been dependent on major contracts from a specific pool of lottery operators and limited customer base in the voting segment. Failure to obtain new contracts from existing and new customers would have a materially adverse effect on our financial performance.

	April 30, 2013	April 30, 2012
Revenue:
From unrelated customers	One customer from the gaming segment accounted for 30% of total revenue and one customer from the voting segment accounted for 22% of total revenue.	One customer from the voting segment accounted for 32% of total revenue.
From related customers	Two customers from the gaming segment accounted for 38% of total revenue or 28% and 10% individually.	Two customers from the gaming segment accounted for 49% of total revenue or 32% and 17% individually.

Patents, Trademarks and Licenses

We have three U.S. patents issued on our products. Although our intellectual property rights are important to our business, we believe our technical expertise, trade secrets and the creative skills of our personnel are more important to our company’s success. We typically require customers, employees, licensees, subcontractors, strategic partners, and joint venture partners who have access to proprietary information concerning our products to sign nondisclosure agreements. We rely on such agreements, other security measures, and trade-secret law to protect our proprietary information.

International Lottery & Totalizator Systems, Inc.®, ILTS® and Unisyn Voting Solutions, Inc.® are registered trademarks of our company. We have other products that have been trademarked, such as DataTrak®, Intelimark® and OpenElect®, all mentioned herein.

Regulations

The countries in which we market our products generally implement regulations to govern lottery or totalizator operations, and the appropriate governing body could restrict or ban operations in these countries. Any such action could have a material adverse effect on our company. Additionally, the purchases of voting systems by governments and municipalities are typically conducted through procurement regulations with which we must comply.

Foreign countries often impose restrictions on corporations seeking to do business within their borders, including foreign exchange controls, and in some jurisdictions, requirements for domestic manufacturing content. In addition, laws and legal procedures in these countries may differ from those generally existing in the United States. Conducting business in these countries may involve additional risks in protecting our business and assets, including proprietary information. Changes in foreign business restrictions or laws could have a significant impact on our operations.

Research and Development

We continue to examine new and emerging technologies based upon current industry developments with the intention to increase our customers’ market share, to stay competitive in our market and to explore new markets where our core competencies can be applied. For example, we have in the past invested resources to expand specific applications to run on the Linux operating system. These Linux based applications are targeted at products used in both wagering and voting markets.

We dedicate our efforts to applying cutting-edge technology and developing innovative and secure voting solutions.

We did not incur any research and development expenses (“R&D”) for the year ended April 30, 2013. For the year ended April 30, 2012, we incurred $31,000, which consisted primarily of labor costs for the development of a new product in the lottery segment. None of the R&D expenses were borne by our customers.

Environment Effects

There were no significant capital expenditures required to comply with laws relating to the protection of the environment.

Employees

As of January 29, 2014, we had 34 employees employed on a full-time equivalent basis. We have no employees that are members of labor unions. We believe our relationship with our employees is satisfactory.

Properties

Our headquarter facilities in Vista, California consist of approximately 18,514 square feet of leased office, warehouse and manufacturing space. In April 2012, we executed an amendment agreement to extend the lease for the facility in Vista, California to November 2015.

Legal Proceedings

The Corporation is currently not a party to any pending legal proceedings, and no such action by or, to the best of its knowledge, against the Corporation has been threatened as of the date of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Use of Estimates

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. Accordingly, we are required to make estimates, judgments and assumptions that we believe are reasonable. We base our estimates on historical experience, contract terms, observance of known trends in our company and the industry as a whole, and information available from other outside sources. Estimates affect the reported amounts and related disclosures. Actual results may differ from initial estimates. The areas most sensitive to estimation are revenue recognition, warranty reserves, inventory valuation, the allowance for doubtful accounts and the deferred tax valuation allowance.

Revenue Recognition

Our revenues are derived primarily from the sales of complete wagering systems, lottery terminals, the OpenElect® and PBC voting systems, other software and software support services. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and the title and risk of loss have been transferred. Service revenues are recognized as the services are rendered, and the related costs of services are recognized on a time and materials basis.

Revenue Recognition for Arrangements with Multiple Deliverables

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software, and undelivered non-software services, we allocate revenue to all deliverables based on their relative selling prices. In such circumstances, we use a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when we sell the deliverable separately and VSOE is the price actually charged for that deliverable. TPE is determined based on competitor prices for similar deliverables when sold separately. ESPs reflect our best estimates of what the selling prices of elements would be if they were sold regularly on a standalone basis.

For sales of hardware products, we provide various hardware components containing software essential to the hardware product’s functionality, and other components depending on the customers’ needs. We allocate revenue to these deliverables using the relative selling price method. Because we have not established VSOE or TPE for the hardware, with essential software, revenue is allocated based on ESPs. Determining ESPs requires management’s judgment. Revenue is recognized upon shipment of the hardware and the related essential software, provided the other conditions for revenue recognition have been met. We also provide software support and product support services on a standalone basis from the sales of the hardware. Amounts allocated to software support and product support services are based on VSOE using hourly or daily billing rates. Revenue is deferred until the services are performed. For annual software licenses, we use VSOE. Amounts allocated to annual software licenses are deferred and recognized on a straight-line basis over the service period, which is typically one year.

We consider multiple factors depending on the unique facts and circumstances related to each deliverable when determining ESPs for deliverables without VSOE or TPE. Key factors considered by the management in developing the ESPs for the hardware include the costs of manufacture and what a customer would reasonably pay based on the features being offered, trends in the market place, size of the territory, and competitive prices. If the facts and circumstances underlying the factors change, including the estimated or actual costs incurred to provide the hardware with the essential software, or should future facts and circumstances lead the management to consider additional factors, our ESP for the hardware with essential software related to future sales could change.

Revenue Recognition for Percentage-of-Completion Method

For our complete wagering and lottery systems, we recognize revenue by using the percentage-of-completion method when the contracts for complete systems fulfill the following criteria:

1.	Contract performance extends over long periods of time;

2.	The software portion involves significant production, modification or customization;

3.	Reasonably dependable estimates can be made on the progress towards completion, contract revenues and contract costs; and

4.	Each element is essential to the functionality of the other elements of the contracts.

Under the percentage-of-completion method, sales and estimated gross profits are recognized as work progresses. Progress toward completion is measured by the ratio of costs incurred to total estimated costs. Revenue and gross profit may be adjusted prospectively for revisions in estimated total contract costs. If the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded in the period in which it becomes evident. The total estimated loss includes all costs allocable to the specific contract.

In addition to the software portion of a complete system, we develop software for our customers in accordance with the specifications stipulated in a software supply contract. Generally, these contracts are related to additional features or modules to be added to the application software that we have previously developed for our customers. Each software contract is reviewed individually to determine the appropriate basis of recognizing revenue.

Deferred Revenues and Deferred Cost of Revenues

Deferred revenues of approximately $5.4 million and $687,000 as of April 30, 2013 and 2012, respectively, represent prepayments for products and services related to lottery terminals, use of the OpenElect® and PBC voting systems and other software and technical support services. Deferred cost of revenues of approximately $132,000 and $6,000 as of April 30, 2013 and 2012, respectively, consist of the direct costs associated with lottery terminals, software support and manufacture of voting systems. We will recognize the revenues and related cost of revenues upon fulfillment of the prescribed criteria for revenue recognition.

Allowance for Doubtful Accounts

The estimate for the allowance for doubtful accounts is based primarily upon our company’s historical bad debt experience with individual customers and any known specific issues or disputes that exist as of the balance sheet date.

Warranty Reserves

Estimated warranty costs are accrued as revenues are recognized. Warranty reserves are based on historical trends and are adjusted periodically to reflect actual experience. Customers do not have a right to return, except for defective products. The most recent inventory cost is used to determine the value of potential warranty costs. Estimated reserves for warranty obligations are accrued as follows:

1.
Contracts – Contract warranties are specific to the individual contracts. Estimated reserves for warranty obligations are accrued as revenue is recognized. Hardware and software components may be warranted separately:

a.	Hardware – The warranty phase for terminals or terminal kits commences upon shipment and can extend from six months to 12 months depending on the specific contract terms.
b.	Software – The warranty phase typically represents a six to twelve-month period of time after delivery, as defined by the specific contract terms.

2.	Spares – Terminal replacement parts are warranted to be free from defects for 90 days from the date of shipment. Based on historical experience, warranty costs for spares have been immaterial.

3.	Other – Specific provisions have been made to cover a small number of particular replacement parts for specific customers.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Billings on uncompleted long-term contracts may be greater than or less than incurred costs and estimated earnings. Accordingly, these differences are recorded as an asset or liability on the balance sheet. As our revenue recognized on these long-term contracts includes management’s estimates of total anticipated costs, the amounts in costs and estimated earnings in excess of billings on uncompleted contracts and billings in excess of costs and estimated earnings on uncompleted contracts also include these estimates.

Inventory Valuation

We periodically review the inventory quantities on hand and record a provision for excess and obsolete inventories based on the following factors:

•	Terminal models still currently in the field;

•	The average life of the models;

•	The requirement for replacement parts on older models; and

•	The future sales projections.

Valuation of Deferred Tax Assets

We regularly evaluate our ability to recover the reported amount of our net deferred tax assets. We consider several factors, including our estimate of the likelihood that we will generate sufficient taxable income in future years in which temporary differences will reverse.

Results of Operations

Revenue Analysis
(Amounts in thousands)	Years Ended April 30,
Revenues	2013	2012	Change
Products:
Contracts	$8,290	$9,313	$(1,023)
Spares	543	1,011	(468)
Licensing	483	412	71
Total Products	9,316	10,736	(1,420)
Services:
Software Support	776	787	(11)
Product Servicing and Support	479	561	(82)
Total Services	1,255	1,348	(93)
	$10,571	$12,084	$(1,513)

Revenue Analysis	Three Months Ended			Six Months Ended
(Amounts in thousands)	October 31,			October 31,
Revenues	2013	2012	Change	2013	2012	Change
Products:
Contracts	$8,450	$1,695	$6,755	$15,548	$4,357	$11,191
Spares	171	174	(3)	199	476	(277)
Licensing	94	178	(84)	278	227	51
Total Products	8,715	2,047	6,668	16,025	5,060	10,965
Services:
Software Support	219	198	21	440	399	41
Product Servicing and Support	40	152	(112)	275	228	47
Total Services	259	350	(91)	715	627	88
	$8,974	$2,397	$6,577	$16,740	$5,687	$11,053

Significant fluctuations in period-to-period contract revenue are expected in both gaming and voting industries since individual contracts are generally considerable in value, and the timing of contracts does not occur in a predictable trend. Contracts from the same customer generally may not recur or generally do not recur in the short-term. Accordingly, comparative results between quarters may not be indicative of trends in contract revenue.

The current domestic and global economic slowdown and tightening of the credit markets may adversely affect our business and financial condition in ways that we cannot reasonably predict. For the gaming segment, due to the tightening of the credit markets, our potential and existing customers may not be able to secure financing for lottery projects which may effectively impact our revenue potential. For the voting segment, various government entities and jurisdictions have experienced severe budget constraints which could compel them to delay or cancel their purchasing decisions, and hence, impact our ability to generate revenue.

Contract revenue for the year ended April 30, 2013 was approximately $8.3 million, compared to $9.3 million for fiscal 2012. The decrease is primarily due to lower turnkey lottery system sales and decreased contract activities in the voting segment, compared to those in fiscal 2012. The decrease is partially offset by the increase in hardware component sales related to the totalizator industry and a lottery system contract.

Contract revenue for the three months ended October 31, 2013 was approximately $8.5 million, compared to $1.7 million for the corresponding period in 2012. For the six months ended October 31, 2013, contract revenue was approximately $15.5 million, compared to $4.4 million for the corresponding period in 2012. Significantly higher contract revenues were primarily due to lottery product and hardware component sales related to the gaming and totalizator industries. The increase is partially offset by the absence of turnkey lottery system sales and decreased contract activities for the voting segment.

Spares revenue for the year ended April 30, 2013 was $543,000, compared to $1 million for fiscal 2012, reflecting lower customer demand for spare parts in fiscal 2013. We derived spares revenue from various customers for shipments of spare orders during the years ended April 30, 2013 and 2012. Customer demand for spare parts fluctuates from period to period and may not be indicative of trends in spares revenue.

Spares revenue for the three months ended October 31, 2013 remained relatively constant at $171,000, compared to $174,000 for the same period in 2012. Spares revenue for the six months ended October 31, 2013 was $199,000, compared to $476,000 for the corresponding period in 2012. The decrease was primarily due to lower demand for spare parts from an unrelated customer in the gaming segment. Customers' demand for spare parts fluctuates from period to period.

Licensing revenue for the year ended April 30, 2013 was $483,000, compared to $412,000 for fiscal 2012. We derived licensing revenue from executed voting and lottery contracts. Higher licensing revenue was primarily due to additional executed licensing agreements related to the voting segment.

Licensing revenue for the three months ended October 31, 2013 was $94,000, compared to $178,000 in 2012. Lower licensing revenue was primarily due to decreased contract activities related to the voting segment. For the six months ended October 31, 2013, licensing revenue was $278,000, compared to $227,000 for the corresponding period in 2012. The increase in licensing revenue was primarily due to additional executed licensing agreements related to the voting segment. We derive licensing revenue from both voting and lottery contracts.

Software support revenue for the year ended April 30, 2013 was $776,000, compared to $787,000 for fiscal 2012. Software support revenue remained relatively flat.

Software support revenue for the three months ended October 31, 2013 was $219,000, compared to $198,000 for the same period in 2012. For the six months ended October 31, 2013, software support revenue was $440,000, compared to $399,000 in the same period in 2012. The increases were primarily due to higher fees charged to a customer in the gaming segment.

Product servicing and support revenue decreased to $479,000 in 2013 from $561,000 in 2012. The decrease was primarily due to lower demand for support services from customers in the gaming segment, partially offset by slightly higher demand for support services in the voting segment.

Product servicing and support revenue for the three months ended October 31, 2013 was $40,000, compared to $152,000 for the corresponding period in 2012. The decrease was primarily due to the lower demand of support services from an unrelated customer in the gaming segment and lower demand of support services from customers in the voting segment. For the six months ended October 31, 2013, product servicing and support revenue was $275,000, compared to $228,000 for the same period in the prior year. The increase was primarily due to higher demand for support services from an unrelated customer in the voting segment, partially offset by lower demand for support services from an unrelated customer in the gaming segment.

Related party revenue of approximately $4.2 million accounted for 40% of total revenue in the year ended April 30, 2013, compared to $6.1 million or 51% of total revenue in fiscal 2012.

Related party revenue of approximately $8.6 million accounted for 96% of total revenue in the three months ended October 31, 2013, compared to $909,000 or 38% of total revenue in the corresponding period in 2012. For the six months ended October 31, 2013, related party revenue of approximately $8.8 million accounted for 53% of total revenue, compared to $3.1 million or 54% of total revenue in the corresponding period in 2012.

Cost of Sales and Gross Profit Analysis

	Years Ended April 30,
(Amounts in thousands)	2013		2012
Revenues:
Products	$9,316	88%	$10,736	89%
Services	1,255	12%	1,348	11%
Total revenues	$10,571	100%	$12,084	100%

Cost of sales:
Products	$6,282	59%	$7,792	65%
Services	413	4%	511	4%
Total costs of sales	$6,695	63%	$8,303	69%

Gross profit:
Products	$3,034	29%	$2,944	24%
Services	842	8%	837	7%
Total gross profit	$3,876	37%	$3,781	31%

	Three Months Ended October 31,				Six Months Ended October 31,
(Amounts in thousands)	2013		2012		2013		2012
Revenues:
Products	$8,715	97%	$2,047	85%	$16,025	96%	$5,060	89%
Services	259	3%	350	15%	715	4%	627	11%
Total revenues	$8,974	100%	$2,397	100%	$16,740	100%	$5,687	100%

Cost of sales:
Products	$4,820	54%	$1,133	47%	$10,746	64%	$2,850	50%
Services	107	1%	128	6%	238	1%	203	4%
Total costs of sales	$4,927	55%	$1,261	53%	$10,984	65%	$3,053	54%

Gross profit:
Products	$3,895	43%	$914	38%	$5,279	32%	$2,210	39%
Services	152	2%	222	9%	477	3%	424	7%
Total gross profit	$4,047	45%	$1,136	47%	$5,756	35%	$2,634	46%

In general, individual contracts are significant in value and are awarded in a highly competitive bidding process. Gross profit margin varies from one contract to another, depending on the size of the contract and the competitiveness of market conditions. Accordingly, comparative results between periods may not be indicative of trends in gross profit margin.

Overall gross profit margin was 37% for fiscal 2013, compared to 31% for fiscal 2012. Higher gross profit margin was primarily due to lower production overhead costs resulting from the allocation of labor resources to contract activities. In addition, an impairment charge of approximately $334,000 associated with kit inventory reflected in cost of sales for fiscal 2012 attributed to the variance in gross profit margin.

Overall gross profit margin was 45% for the three months ended October 31, 2013, compared to 47% for the corresponding period in 2012. For the six months ended October 31, 2013, overall gross profit margin was 35% compared to 46% for the corresponding period in 2012. Higher cost structures related to gaming contracts attributed to the lower gross profit margins in 2013 compared to 2012.

Other Operating Expense Analysis

	Years Ended April 30,
	2013		2012
(Amounts in thousands)		% of Revenue		% of Revenue
Research and Development	$-	-%	$31	-%
Selling, General and Administrative	2,325	22%	2,498	21%
Other Operating Expenses	$2,325	22%	$2,529	21%

Research and Development Expense

We did not incur any research and development (“R&D”) expenses for the fiscal 2013. For the year ended April 30, 2012, R&D expense was approximately $31,000. R&D expense consisted primarily of labor costs for the development of a new product in the gaming segment. While we continue to enhance our products, we anticipate R&D expenses will be minimal in the coming fiscal year as we dedicate our efforts to the marketing and sale of new voting systems.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses for the year ended April 30, 2013 decreased by $173,000 compared to those of prior fiscal 2012, reflecting lower expenses associated with marketing and proposal efforts. We anticipate SG&A expenses will increase moderately in fiscal 2014 as we continue to increase our sales and marketing efforts.

SG&A expenses for the three months ended October 31, 2013 were $836,000, compared to $644,000 in the same period in 2012. For the six months ended October 31, 2013, SG&A expenses were $1.4 million, compared to $1.2 million for the corresponding period in 2012. Higher SG&A expenses in 2013 were primarily due to the increased consulting and legal fees, higher expenses incurred for marketing activities related to the voting segment and employee related expenses, partially offset by lower trade show and proposal activities for both the gaming and voting segments.

Income Tax Benefit (Provision)

In fiscal 2013, we recorded an income tax benefit of approximately $1.6 million related to a tax benefit for the reduction in the valuation allowance. We reduced the valuation allowance after determining that a portion of the deferred tax assets is more likely than not to be realizable due to expected future income.

The provisions for income taxes were approximately $1.2 million and $1.7 million for the three and six months ended October 31, 2013, respectively. The effective rate was 39.22% for 2013, compared to a minimal effective rate for 2012. The increase in the effective rate for 2013 was due to the reversal of a portion of the valuation allowance and recording of a deferred tax asset at April 30, 2013, of which portions were recognized in the first and second quarters of the fiscal year ending 2014.

Liquidity and Capital Resources

Liquidity

Our net working capital was approximately $7.8 million and $10.5 million at April 30, 2013 and October 31, 2013, respectively.

Contract backlog at April 30, 2013 was approximately $18.3 million. Of this amount, approximately $11 million was associated with a gaming contract executed with a related customer. The remaining contract backlog amount of approximately $7.3 million was related to gaming and voting contracts with unrelated customers. As of April 30, 2013, approximately $5.2 million of the contract backlog has been paid by customers.

Contract backlog as of October 31, 2013 was approximately $5 million. Of this amount, approximately $2.7 million is attributable to a lottery product order from a related customer. The remaining contract backlog amount of approximately $2.3 million is related to gaming and voting contracts with unrelated customers. As of October 31, 2013, approximately $1.1 million of the contract backlog has been paid by customers.

Additional sources of cash through 2014 are expected to be derived from spares revenue, software support and election support service revenues. Uses of cash are expected to be for normal operating expenses and costs associated with contract execution.

While we anticipate that we will be successful in obtaining additional product or service contracts to enable us to continue normal operations through 2014, there can be no assurance we will be able to acquire new contracts.

In the highly competitive industry in which we operate, operating results may fluctuate significantly from period to period. We anticipate our cash flows from operations, expected contract payments and available cash will be sufficient to enable us to meet our liquidity needs through at least October 31, 2014. Although we are not aware of any particular trends, in the event that we are unable to secure new business, we may experience reduced liquidity or insufficient cash flows.

The following table summarizes our cash flow activities:

	Years Ended
	April 30, 2013	April 30, 2012	Increase (Decrease)
(Amounts in thousands)
Cash flow comparative:
Operating activities	$5,612	$(1,156)	$6,768
Investing activities	(1,136)	58	(1,194)
Net increase (decrease) in cash and cash equivalents	$4,476	$(1,098)	$5,574

	Six Months Ended
	October 31, 2013	October 31, 2012	Increase (Decrease)
(Amounts in thousands)
Condensed cash flow comparative:
Operating activities	$(369)	$593	$(962)
Investing activities	654	75	579
Net increase in cash and cash equivalents	$285	$668	$(383)

Cash Flow Analysis

Significant fluctuations in cash flows from operating, investing and financing activities are expected in the gaming and voting industries because factors such as working capital needs, value of contracts, and timing of contracts and payments do not occur in a predictable trend. Accordingly, comparative results between periods are not indicative of trends in cash flow activities.

Operating Activities

Net cash provided by operating activities was approximately $5.6 million in fiscal 2013, compared to net cash used in operating activities of approximately $1.1 million in fiscal 2012. The primary factors contributing to the change in the reported cash flow amounts related to increased deferred revenues, increased accounts payable for inventory-related purchases, and completion of contract deliverables. These were partially offset by increased accounts receivable due to the timing of contract deliveries and the decrease in inventories.

Net cash used in operating activities was approximately $369,000 for the six months ended October 31, 2013, compared to net cash provided by operating activities of $593,000 in 2012. The principal components of the net decrease in cash flow from operations were the decreased deferred revenues and accounts payables, and the increased accounts receivables. These were partially offset by net income of $2.6 million, a decrease in deferred income taxes and a decrease in inventory reflecting shipments.

Investing and Financing Activities

Net cash used in investing activities was approximately $1.1 million in fiscal 2013, compared to net cash provided by investing activities of $58,000 in 2012. Net cash used in investing activities for the year ended April 30, 2013 resulted from purchases of certificates of deposit, partially offset by the redemption of a matured certificate of deposit.

Net cash provided by investing activities was $654,000 for the six months ended October 31, 2013, compared to $75,000 in 2012. The increase in net cash flow from investments was due to the redemption of the matured certificates of deposit and the increase in capital expenditures related to tooling and computer equipment

Capital expenditures amounted to $141,000 in fiscal 2013, compared to $191,000 in fiscal 2012. Expenditures in fiscal 2013 were primarily related to voting and computer equipment. Capital expenditures in fiscal 2012 were related to computer and manufacturing equipment.

There were no financing activities for the years ended April 30, 2013 and 2012 or for the six months ended October 31, 2013 or 2012.

Capital Resources

As of April 30, 2013 and October 31, 2013, we did not have outstanding credit facilities.

Foreign Currency Fluctuation

Our reporting currency is the U.S. dollar. Sales are denominated almost exclusively in U.S. dollars. Occasionally, sales have been effected in foreign currencies. Fluctuations in exchange rates from reporting period to reporting period between various foreign currencies and the U.S. dollar may have an impact on our revenue and expense. Such effect may be material in any individual reporting period. No material foreign currency transactions occurred during the years ended April 30, 2013 and 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our balance sheet, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) had issued certain other accounting pronouncements as of April 30, 2013 that will become effective in subsequent periods; however, we do not believe any of those pronouncements are relevant to our business or would have significantly affected our financial accounting measurements or disclosures had they been in effect during fiscal 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 8, 2014, certain information concerning stock ownership of ILTS by (i) each person known by ILTS to own of record or be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of ILTS’s directors, (iii) each executive officer of ILTS; and (iv) all directors and executive officers as a group.  Except as otherwise indicated, the shareholders listed on the table have sole voting and investment power with respect to the shares indicated. As of January 8, 2014, ILTS had 816 shareholders of record. The calculations in the following table are based on 12,962,999 shares outstanding as of the Record Date.  Each share of common stock entitles the holder thereof to one vote.

Unless otherwise noted below, the address for each of the shareholders in the table below is c/o International Lottery & Totalizator Systems, Inc., 2310 Cousteau Court, Vista, CA 92081.

Name of Beneficial Owner	Common Stock	Percent
5% Shareholders:
Berjaya Lottery Management (H.K.) Limited (1)	9,245,317	71.3%
Named Executive Officers and Directors:
Theodore A. Johnson	18,606	*
Chan Kien Sing(1)	9,245,317	71.3%
Martin J. O’Meara, Jr.	112,091	*
Alain K. Lee	-	-
Ooi Lee Meng	-	-
Rayvin Yeong Sheik Tan(1)	9,245,317	71.3%
Jeffrey M. Johnson	1,650	*
Barry Herron	-	-
Christopher Ortiz	-	-
Executive Officers and Directors as a Group (9 persons)	9,377,664	72.3%

*Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

 (1) Cheah Tek Kuang, Dato’ Robin Tan Yeong Ching, Freddie Pang Hock Cheng, Chan Kien Sing, Seow Swee Pin, Dato Dickson Tan Yong Loong, Mohamed Saleh Bin Gomu, and Datuk Robert Yong Kuen Loke are directors and executive officers of Berjaya and/or its parent entity Berjaya Sports Toto Berhad and may be deemed to have shared voting and investment power over the shares of common stock held by Berjaya.  The directors and executive officers of Berjaya own no securities of the Corporation directly.  Berjaya’s business address is Lot 13-01A, Level 13 (East Wing), Berjaya Times Square, No. 1, Jalan Imbi, 55100 Kuala Lumpur, Malaysia.

MARKET AND MARKET PRICE OF OUR COMMON STOCK

As of January 8, 2014, there were 12,962,999 shares of our common stock issued and outstanding.  We had 816 record shareholders as of that date.

Our common stock is traded under the symbol “ITSI” on the Over-the-Counter Bulletin Board.  The following table sets forth the quarterly high and low closing bid prices per share of common stock since April 30, 2011:

	Market Price of ILTS Common Stock
	High	Low

Fiscal Year Ending April 30, 2014
First Quarter	$1.18	$0.86
Second Quarter	1.09	0.80
Third Quarter (through January 29, 2014)	1.29	0.77

Fiscal Year Ended April 30, 2013
First Quarter	$0.56	$0.39
Second Quarter	0.47	0.29
Third Quarter	1.19	0.33
Fourth Quarter	1.23	0.95

Fiscal Year Ended April 30, 2012
First Quarter	$0.34	$0.18
Second Quarter	0.29	0.17
Third Quarter	0.70	0.20
Fourth Quarter	0.65	0.31

We paid no dividends during the last two fiscal years. We currently intend to retain any earnings for use in the business and therefore do not anticipate paying any dividends in the foreseeable future.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
International Lottery & Totalizator Systems, Inc.

We have audited the accompanying consolidated balance sheets of International Lottery & Totalizator Systems, Inc. (a 71.3%-owned subsidiary of Berjaya Lottery Management (H.K.) Ltd.) and Subsidiary as of April 30, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. International Lottery & Totalizator Systems, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Lottery & Totalizator Systems, Inc. and Subsidiary as of April 30, 2013 and 2012, and their results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

San Diego, California
July 9, 2013

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2013	April 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,259	$2,783
Certificates of deposit	1,245	250
Accounts receivable, net of allowance for doubtful accounts of $75	2,054	789
Costs and estimated earnings in excess of billings on uncompleted contracts	-	726
Deferred cost of revenue	132	6
Inventories	3,665	2,659
Deferred income taxes	1,555	-
Other current assets	298	238
Total current assets	16,208	7,451
Equipment, furniture and fixtures, net	573	482
Other noncurrent assets	53	49
Total assets	$16,834	$7,982

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,180	$1,070
Accrued payroll and related taxes	384	388
Warranty reserves	139	169
Payable to Parent	202	252
Other current liabilities	38	63
Deferred revenues	5,451	687
Total current liabilities	8,394	2,629
Long-term liabilities	-	12
Total liabilities	8,394	2,641
Commitments and contingencies
Shareholders’ equity:
Preferred shares, no par value; 20,000 shares authorized; no shares issued or outstanding	-	-
Common shares, no par value; 50,000 shares authorized; 12,963 shares issued and outstanding	56,370	56,370
Accumulated deficit	(47,930)	(51,029)
Total shareholders' equity	8,440	5,341
Total liabilities and shareholders' equity	$16,834	$7,982

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Years Ended April 30,
	2013	2012
Revenues:
Sales of products	$9,316	$10,736
Services	1,255	1,348
	10,571	12,084
Cost of sales:
Cost of product sales	6,282	7,792
Cost of services	413	511
	6,695	8,303
Gross profit	3,876	3,781

Research and development expenses	-	31
Selling, general and administrative expenses	2,325	2,498
Income from operations	1,551	1,252

Other income:
Interest and dividend income	1	2
Other	-	4
Income before (benefit) provision for income taxes	1,552	1,258
(Benefit) provision for income taxes	(1,547)	25
Net income	$3,099	$1,233
Net income per share:
Basic	$0.24	$0.10
Weighted average shares used in computation of net income per share:
Basic	12,963	12,963

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Amounts in thousands)

	Common Stock
	Shares	Amount	Accumulated Deficit	Total

Balance at April 30, 2011	12,963	$56,370	$(52,262)	$4,108
Net income			1,233	1,233
Balance at April 30, 2012	12,963	56,370	(51,029)	5,341
Net income			3,099	3,099
Balance at April 30, 2013	12,963	$56,370	$(47,930)	$8,440

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended
	April 30,
	2013	2012
Cash flows from operating activities:
Net income	$3,099	$1,233
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	181	141
Inventory obsolescence reserve	-	334
Deferred income taxes	(1,555)	-
Warranty reserve expense	153	159
Impairment charge for patent write-off	-	16
Changes in operating assets and liabilities:
Accounts receivable	(1,265)	(586)
Costs and estimated earnings in excess of billings on uncompleted contracts	726	(694)
Deferred cost of revenues	(126)	107
Inventories	(1,137)	(2,557)
Other current assets	(64)	(106)
Accounts payable	1,110	918
Billings in excess of costs and estimated earnings on uncompleted contracts	-	(231)
Accrued payroll and related taxes	(4)	62
Warranty reserves	(183)	(21)
Payable to Parent	(50)	1
Other liabilities	(37)	(4)
Deferred revenues	4,764	72
Net cash provided by (used in) operating activities	5,612	(1,156)

Cash flows from investing activities:
Purchases of certificates of deposit	(1,245)	(500)
Proceeds from redemption of certificates of deposit	250	749
Additions to equipment, furniture and fixtures	(141)	(191)
Net cash (used in) provided by investing activities	(1,136)	58

Net increase (decrease) in cash and cash equivalents	4,476	(1,098)
Cash and cash equivalents at beginning of year	2,783	3,881
Cash and cash equivalents at end of year	$7,259	$2,783

Supplemental cash flow information:
Cash paid for income taxes	$48	$-

Non-cash inventory activities:
Inventory transferred to equipment	$131	$-

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Business

International Lottery & Totalizator Systems, Inc. (“ILTS” or the “Company,” together with its subsidiary) designs, manufactures, sells, manages, supports and services computerized wagering systems and terminals for the global lottery and pari-mutuel racing industries. The wagering system features include real-time, secure processing of data received from multiple locations, hardware redundancy and complete communications redundancy in order to provide the highest level of fault tolerant operation. In addition, although the Company is not presently doing so, ILTS has demonstrated capability to provide full facilities management services to customer organizations authorized to conduct lotteries. The Company is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to six months lead time before delivery of hardware begins.

The Company, through its wholly-owned subsidiary Unisyn Voting Solutions, Inc. (“Unisyn”), has devoted significant resources to developing federally certified end-to-end optical scan voting systems and a full-featured Election Management Software that provides precinct tabulation, ballot review and audio voting capability. In addition to the InkaVote Plus Precinct Ballot Counter (“PBC”) system certified to the National Association of State Election Directors (“NASED”) 2002 Voting System Standards (“VSS”), the Company received the 2005 Voluntary Voting System Guidelines (“VVSG”) certification from the United States Election Assistance Commission (“EAC”) for its OpenElect® digital optical scan election system – a digital scan voting system built with Java on a streamlined and hardened Linux platform. As part of a jurisdiction’s procurement process, the Company will provide the OpenElect® products’ source code for independent review.

These efforts leverage the Company’s extensive experience to develop highly secure, mission-critical solutions that meet the NASED 2002 VSS and the EAC 2005 VVSG standards. In addition, the Company’s voting systems offer the following features:

•	High level of security and vote encryption to ensure integrity and voter privacy;

•	Electronic and paper audit trails that offer added security and redundancy for recounts;

•	Reduce the cost of ballot printing while offering operational efficiencies;

•	Minimal training required for poll workers to set-up and operate; and

•	Minimal voter re-education required.

Berjaya Lottery Management (H.K.) Ltd. (“BLM” or the “Parent”) owns 71.3% of the outstanding voting stock of ILTS.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ILTS and its wholly-owned subsidiary, Unisyn Voting Solutions, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Actual results could differ from those estimates. Estimates may affect the reported amounts of assets and liabilities and revenues and expenses, and the disclosure of contingent assets and liabilities.

Revenue Recognition

The Company derives its revenues primarily from the sales of complete wagering systems, lottery terminals, the OpenElect® and PBC voting systems, other software and software support services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and the title and risk of loss have been transferred. Service revenues are recognized as the services are rendered, and the related costs of services are recognized on a time and materials basis.

Revenue Recognition for Arrangements with Multiple Deliverables

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software, and undelivered non-software services, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and VSOE is the price actually charged for that deliverable. TPE is determined based on competitor prices for similar deliverables when sold separately. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a standalone basis.

For sales of hardware products, the Company provides various hardware components containing software essential to the hardware product’s functionality, and other components depending on the customers’ needs. The Company allocates revenue to these deliverables using the relative selling price method. Because the Company has not established VSOE or TPE for the hardware, with essential software, revenue is allocated based on ESPs. Revenue is recognized upon shipment of the hardware and the related essential software, provided the other conditions for revenue recognition have been met. The Company also provides software support and product support services on a standalone basis from the sales of the hardware. Amounts allocated to software support and product support services are based on VSOE using hourly or daily billing rates. Revenue is deferred until the services are performed. For annual software licenses, the Company uses VSOE. Amounts allocated to annual software licenses are deferred and recognized on a straight-line basis over the service period, which is typically one year.

The Company considers multiple factors depending on the unique facts and circumstances related to each deliverable when determining ESPs for deliverables without VSOE or TPE. Key factors considered by the Company in developing the ESPs for the hardware include the costs of manufacture and what a customer would reasonably pay based on the features being offered, trends in the market place, size of the territory, and competitive prices. If the facts and circumstances underlying the factors change, including the estimated or actual costs incurred to provide the hardware with the essential software, or should future facts and circumstances lead the management to consider additional factors, the Company’s ESP for the hardware with essential software related to future sales could change.

Revenue Recognition for Percentage-of-Completion Method

For the complete wagering and lottery systems, the Company recognizes revenue by using the percentage-of-completion method when the contracts for complete systems fulfill the following criteria:

1.	Contract performance extends over long periods of time;
2.	The software portion involves significant production, modification or customization;
3.	Reasonably dependable estimates can be made on the progress towards completion, contract revenues and contract costs; and
4.	Each element is essential to the functionality of the other elements of the contracts.

Under the percentage-of-completion method, sales and estimated gross profits are recognized as work progresses. Progress toward completion is measured by the ratio of costs incurred to total estimated costs. Revenue and gross profit may be adjusted prospectively for revisions in the estimated total contract costs. If the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded in the period in which it becomes evident. The total estimated loss includes all costs allocable to the specific contract.

In addition to the software portion of a complete system, the Company develops software for its customers in accordance with the specifications stipulated in a software supply contract. Generally, these contracts are related to additional features or modules to be added to the application software that the Company has previously developed for its customers. Each software contract is reviewed individually to determine the appropriate basis of recognizing revenue.

Deferred Revenues and Deferred Cost of Revenues

Deferred revenues of approximately $5.4 million and $687,000 as of April 30, 2013 and 2012, respectively, represent prepayments for products and services related to lottery terminals, use of the OpenElect® and PBC voting systems and other software and technical support services. Deferred cost of revenues of approximately $132,000 and $6,000 as of April 30, 2013 and 2012, respectively, consist of direct costs associated with lottery terminals, software support and manufacture of voting systems. The Company will recognize revenues and related cost of revenues upon fulfillment of the prescribed criteria for revenue recognition.

Allowance for Doubtful Accounts

The Company determines its allowance for doubtful accounts by considering a number of factors:

1.	Length of time trade accounts receivable are past due;

2.	The Company’s previous loss history;

3.	The customer’s current ability to pay its obligations;

4.	Known specific issues or disputes which exist as of the balance sheet date; and

5.	The condition of the general economy and the industry as a whole.

Based on its evaluation, the Company determined that no additional allowance was required as of April 30, 2013. The Company maintained an allowance for doubtful accounts of $75,000 as of April 30, 2013 and 2012.

Warranty Reserves

Estimated warranty costs are accrued as revenues are recognized. Included in the warranty cost accruals are costs for basic warranties on products sold. A summary of product warranty reserve activity for the fiscal years ended April 30, 2013 and 2012 is as follows:

(Amounts in thousands)
Balance at April 30, 2011	$31
Additional reserves	159
Charges incurred	(21)
Balance at April 30, 2012	169
Additional reserves	153
Charges incurred	(183)
Balance at April 30, 2013	$139

Warranty reserves are based on historical trends and are adjusted periodically to reflect actual experience. Customers do not have a right to return, except for defective products.   The most recent inventory cost is used to determine the value of potential warranty costs. Estimated reserves for warranty obligations are accrued as follows:

1.
Contracts - Contract warranties are specific to the individual contracts. Estimated reserves for warranty obligations are accrued as revenue is recognized. Hardware and software components may be warranted separately:

a.	Hardware – The warranty phase for terminals or terminal kits commences upon shipment and can extend from six months to twelve months depending on the specific contract terms.

b.	Software – The warranty phase typically represents a six to twelve-month period of time after delivery, as defined by the specific contract terms.

2.	Spares – Terminal replacement parts are warranted to be free from defects for 90 days from the date of shipment. Based on historical experience, warranty costs for spares have been immaterial.

3.	Other – Specific provisions have been made to cover a small number of particular replacement parts for specific customers.

Income Taxes and Valuation Allowance

The Company recognizes tax benefits associated with uncertain tax positions when, in management’s assessment, it is more likely than not that the positions will be sustained upon examination by a taxing authority. For tax positions that meet the more likely than not recognition threshold, the Company measures the tax benefits as the largest amount that the Company evaluates to have a greater than 50% likelihood of being realized upon ultimate settlement. The Company reviewed its tax positions and determined that an adjustment to the tax provision is not considered necessary nor is a reserve for income taxes required.

The Company accounts for income taxes pursuant to the asset and liability method. This requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Foreign Currency Fluctuation

The Company’s reporting currency is the U.S. dollar. Sales are denominated almost exclusively in U.S. dollars. Occasionally, sales have been effected in foreign currencies. Fluctuations in exchange rates from reporting period to reporting period between various foreign currencies and the U.S. dollar may have an impact on revenue and expense. Such effect may be material in any individual reporting period. No material foreign currency transactions occurred during the years ended April 30, 2013 and 2012.

Inventories

Inventories are stated at the lower of cost or the current estimated market values. Cost is determined using the first-in, first-out method. Inventories consisted of the following:

	April 30, 2013	April 30, 2012
(Amounts in thousands)
Raw materials and subassemblies	$2,872	$1,775
Work-in-process	33	63
Finished goods	760	821
	$3,665	$2,659

Equipment, Furniture and Fixtures

Equipment, furniture and fixtures are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which approximate three to seven years. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, or when the net book value of such assets exceeds the future undiscounted cash flow attributed to such assets. At April 30, 2013 and 2012, and during the years ended April 30, 2013 and 2012, no indicators of impairment were identified.

Net equipment, furniture and fixtures consisted of the following:

	April 30, 2013	April 30, 2012
(Amounts in thousands)
Plant and machinery	$757	$724
Computer equipment	1,662	1,482
Leasehold improvement	201	190
Furniture, fixtures and equipment	96	91
Construction in progress	25	-
	2,741	2,487
Accumulated depreciation and amortization	(2,168)	(2,005)
Net equipment, furniture and fixtures	$573	$482

Net Income per Share

Basic net income per share was based on the weighted average number of shares outstanding during April 30, 2013 and 2012.

There were no outstanding options or other dilutive securities at April 30, 2013 and 2012.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the purchase date to be cash equivalents.

2. BUSINESS SEGMENTS, GEOGRAPHIC REVENUES, MAJOR CUSTOMERS AND MAJOR VENDORS

Segment Information

The Company reports segment information based on the “management” approach. Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by the Company’s chief operating decision maker for purposes of evaluating performance and allocating resources.

The Company divides its operations into two operating segments: the gaming business and the voting business. The gaming segment designs and develops computerized wagering systems and terminals for the lottery and pari-mutuel racing industries worldwide. Presently the voting segment generates revenues from the sales of the voting systems and hardware, software licensing, product servicing and software support services.

The Company’s segment information is presented below (in thousands):

	As of and for the Year Ended April 30, 2013
	Gaming Business	Voting Business	Totals
Total revenues	$7,396	$3,175	$10,571
Income from operations	1,502	49	1,551
Depreciation and amortization	112	69	181
Segment assets	14,886	1,948	16,834

	As of and for the Year Ended April 30, 2012
	Gaming Business	Voting Business	Totals
Total revenues	$7,052	$5,032	$12,084
Income from operations	973	279	1,252
Depreciation and amortization	89	52	141
Segment assets	5,160	2,822	7,982

Geographic Revenues

Revenues by geographic area are as follows (in thousands):

	Years Ended April 30,
Customer Location	2013	2012

Asia	$4,197	$6,117
North America	3,178	5,320
Europe	3,196	647
	$10,571	$12,084

As of April 30, 2013 and 2012, all of the Company's assets were held in the United States. During the fiscal years ended April 30, 2013 and 2012, a significant portion of the Company’s revenues was derived from exports from the United States to foreign countries.

Major Customers

	April 30, 2013	April 30, 2012
Revenue:
From unrelated customers	One customer from the gaming segment accounted for 30% of total revenue and one customer from the voting segment accounted for 22% of total revenue.	One customer from the voting segment accounted for 32% of total revenue.

From related customers	Two customers from the gaming segment accounted for 38% of total revenue or 28% and 10% individually.	Two customers from the gaming segment accounted for 49% of total revenue or 32% and 17% individually.

Major Vendors

For the year ended April 30, 2013, five vendors accounted for approximately 73%, or 18%, 18%, 15%, 12%, and 10% individually, of the Company’s product purchases. For the year ended April 30, 2012, two vendors accounted for approximately 37%, or 26% and 11% individually, of the Company’s purchases.

3. CREDIT RISK

Of the cash and cash equivalents amount of approximately $7.3 million at April 30, 2013, approximately $1.5 million represents highly liquid money market funds which are not Federal Deposit Insurance Corporation (“FDIC”) insured. As of April 30, 2013, such other cash balances exceeded the FDIC limitation for coverage of $250,000 by approximately $5.6 million. The Company maintains its other cash balances primarily in three financial institutions. The Company reduces its exposure to credit risk by maintaining all of its cash balances with highly rated financial institutions.

4. INCOME TAXES

The (benefit) provision for income taxes is as follows (in thousands):

	Years Ended April 30,
	2013	2012
Current:
Federal	$5	$22
State	3	3
	8	25
Deferred:
Federal	(1,327)	-
State	(228)	-

The following is a reconciliation of the expected income tax benefit or provision at the statutory federal income tax rate for the actual provision or benefit:

	Years Ended April 30,
	2013	2012
(Amounts in thousands)
Expected federal income tax provision	$528	$428
State taxes, net of federal benefit	2	2
Permanent differences	11	10
Change in valuation allowance	(2,088)	(6,218)
Net operating loss carryover expiration	-	5,804
Other	-	(1)
	$(1,547)	$25

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. As of April 30, 2013 and 2012, the Company had net deferred tax assets of $6.8 million and $8.6 million, respectively, primarily attributable to its net operating loss carryforwards as further described below. At April 30, 2013, the Company has provided a valuation allowance against the portion of its deferred tax assets that are more likely than not to be realized. Due to the signed sales contracts, the Company anticipates realizing a portion of its deferred tax assets. As of April 30, 2012, the Company recorded a valuation allowance against the entire balance of its deferred tax assets due to the uncertainty regarding realization at that time. The $1.8 million decrease in the deferred tax assets in 2013 was due to changes in the inventory reserve balance and due to the effects of the utilization of federal net operating loss carryforwards.

Significant components of the Company’s deferred tax assets are as follows:

(Amounts in thousands)	April 30, 2013	April 30, 2012
Deferred tax assets:
Net operating loss, general business credit and AMT carryforwards	$5,531	$7,054
Deferred revenue	85	84
Reserves and accruals	1,188	1,445
	6,804	8,583
Deferred tax liabilities:
Other	(52)	(24)
Net deferred tax assets before valuation allowance	6,752	8,559
Valuation allowance	(5,197)	(8,559)
Net deferred tax asset	$1,555	$-

As of April 30, 2013, the Company has approximately $14.5 million in federal net operating loss carryforwards that will begin to expire in 2018, unless previously utilized. Additionally, as of April 30, 2013, the Company has approximately $1.6 million in California net operating loss carryforwards that will begin to expire in 2029, unless previously utilized. In addition, as of April 30, 2013, the Company has approximately $284,000 in federal research and development credit carryforwards that begin to expire in 2020, and $158,000 of California research and development credit carryforwards that can be carried forward indefinitely. The Company also has approximately $137,000 in federal alternative minimum tax credits that can be carried forward indefinitely.

Pursuant to the Tax Reform Act of 1986, Internal Revenue Code Section 382, utilization of the Company’s federal credit and net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period.

The Company and its subsidiaries are subject to federal income tax as well as income tax from state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by tax authorities in major jurisdictions for years prior to April 30, 2009. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs were generated and carried forward, and make adjustments up to the amount of the carryforwards. The Company is not currently under examination by the IRS or state taxing authorities.

The Company recognizes interest and penalties as a component of income tax expense. There were no interest and penalties for the years ended April 30, 2013 and 2012.

5. RELATED PARTY TRANSACTIONS

During the years ended April 30, 2013 and 2012, revenues from all related party agreements for sales of products and services totaled approximately $4.2 million (40% of total revenue) and $6.1 million (51% of total revenue), respectively. Included in accounts receivable at April 30, 2013 and 2012 was $411,000 and $189,000, respectively, from these customers. Descriptions of the transactions with the Company’s related parties in the years ended April 30, 2013 and 2012 are presented below.

Berjaya Lottery Management (H.K.) Ltd.

In 1996, the Company entered into an agreement to purchase specific inventory on behalf of Berjaya Lottery Management (H.K.) Ltd. (“BLM”), the owner of 71.3% of ILTS’s outstanding voting stock as of April 30, 2013.

Over time, the Company has sold or used portions of the BLM inventory in unrelated third-party transactions. The sale or use of the inventory resulted in a liability to BLM for the cost of the items utilized.

The financial activities and balances related to BLM were as follows:

•	There were no related party sales to BLM in the years ended April 30, 2013 and 2012;

•	There were no accounts receivable balances from BLM at April 30, 2013 and 2012;

•	Liabilities to BLM arising from the sale or use of the BLM inventory, recorded as “Payable to Parent,” were $202,000 and $252,000 as of April 30, 2013 and 2012, respectively; and

•	There were no inventory balances held for BLM as of April 30, 2013 and 2012.

Sports Toto Malaysia Sdn. Bhd.

The Company provides lottery products, software development and software support services to Sports Toto Malaysia (“STM”), an affiliate of BLM and a related party.

In December 2011, the Company signed a contract with STM for a complete DataTrakII lottery system valued at approximately $4.3 million. The contract was completed in fiscal 2013 and the related revenue was recognized accordingly.

In January 2013, the Company received from STM, an order valued at approximately $11 million for lottery products. Shipments of these products are to begin and be completed in fiscal 2014.

The financial activities and balances related to transactions with STM were as follows:

•
Revenue recognized on the performance of contract deliverables and sale of support services totaled approximately $3 million during the year ended April 30, 2013, compared to $2 million in fiscal 2012;

•
There was no net billings in excess of costs and estimated earnings balance as of April 30, 2013. Net cost and estimated earnings in excess of billings related to the abovementioned contract received in 2011 totaled approximately $726,000 as of April 30, 2012;

•
The deferred revenue balance in connection with the lottery product order received in December 2011 and software support services totaled approximately $3.3 million as of April 30, 2013. The deferred revenue balance was $9,000 as of April 30, 2012 related to software support services; and

•	Accounts receivable balance from STM totaled $410,000 as of April 30, 2013. There was no accounts receivable balance as of April 30, 2012.

Philippine Gaming Management Corporation

In December 2011, the Company received from Philippine Gaming Management Corporation (“PGMC”), a related party and a subsidiary of BLM, an order valued at approximately $1.1 million for lottery products. Shipments of these products were completed in fiscal 2013 and the related revenue was recognized accordingly.

In addition, the Company provides PGMC with terminal spare parts on an ongoing basis and support services on an as-needed basis.

The financial activities and balances related to transactions with PGMC were as follows:

•
Revenues recognized on the sale of lottery products and support services totaled approximately $1.1 million during the year ended April 30, 2013. For the year ended April 30, 2012, revenue recognized on the sale of lottery products and software support services totaled approximately $3.8 million;

•
There was no deferred revenue balance as of April 30, 2013. The deferred revenue balance in connection with the lottery product order received in December 2011 mentioned above totaled approximately $264,000 as of April 30, 2012; and

•	There was no accounts receivable balance as of April 30, 2013. Accounts receivable totaled $189,000 as of April 30, 2012.

Natural Avenue Sdn. Bhd.

The Company provides Natural Avenue Sdn. Bhd. (“Natural Avenue”), an affiliate of BLM and a related party, with lottery and software products, support services and spare parts.

The financial activities and balances related to transactions with Natural Avenue were as follows:

•
During the year ended April 30, 2013, revenue of $142,000 was recognized on the sale of support services and licensing. Revenue of $243,000 was recognized on the performance of contract deliverables and sale of support services during the year ended April 30, 2012;

•	There were deferred revenue balances of $4,000 on lottery product licensing as of April 30, 2013 and 2012; and

•	Accounts receivable totaled $1,000 as of April 30, 2013. There was no accounts receivable balance from Natural Avenue as of April 30, 2012.

Sports Toto Computers Sdn. Bhd.

The Company engages Sports Toto Computers Sdn. Bhd. (“STC”), a related party, to provide consulting, programming and other related services to the Company.

During the year ended April 30, 2013, the Company incurred approximately $196,000. The same amount was incurred during the year ended April 30, 2012.

6. CONTRACTS IN PROCESS

The amounts by which total costs exceeded or were less than billings on uncompleted contracts are as follows (in thousands):

	April 30, 2013	April 30, 2012
Costs incurred and estimated earnings recognized on uncompleted contracts	$4,295	$6,340
Billings on uncompleted contracts	(4,295)	(5,614)
	$-	$726

The amounts shown in the table above are included in the associated balance sheet as follows (in thousands):

	April 30, 2013	April 30, 2012
Costs and estimated earnings in excess of billings on uncompleted contracts	$-	$726
Billings in excess of costs and estimated earnings on uncompleted contracts	-	-
	$-	$726

7. LEASES

On April 12, 2012, the Company entered into an amendment agreement to extend the term of its building lease to November 30, 2015. Effective December 1, 2012, the monthly base rent payment was $13,900 for the first year of the lease and the monthly base rent payments will be $14,400 and $15,000 for years two and three, respectively. The agreement also provides for one month of free rent.

Future minimum lease payments for all operating leases are as follows (in thousands):

For Fiscal Year Ending April 30,	Minimum Lease Payments
2014	$155
2015	176
2016	105
$436

Rent expense for all operating leases for the years ended April 30, 2013 and 2012 was $170,000 and $186,000, respectively.

8. EMPLOYEE 401(k) PLANS

The Company maintains a 401(k) plan (the “Plan”), qualified under the Internal Revenue Code, in which all eligible employees, as defined in the Internal Revenue Code, may elect to participate. Under the Plan, employees may voluntarily make tax-deferred contributions of up to 15% of their compensation to a trust, which provides the participant with various investment alternatives. In addition, for each fiscal year, the Company, at the discretion of the Board of Directors, may contribute an amount of Company stock with a fair market value that does not exceed 5% of the annual compensation of all participants in the Plan. The Company made no contributions during the years ended April 30, 2013 or 2012. The Company also maintains another 401(k) plan in which long-tenured employees maintain accounts; however, the Company and its employees are no longer contributing to this plan.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s material financial instruments consist of its cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and related party payables. The carrying amounts of the Company’s financial instruments generally approximated their fair values at April 30, 2013 and 2012 due to the short-term maturity of the instruments.

10. RECENT ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements

The FASB had issued certain other accounting pronouncements as of April 30, 2013 that will become effective in subsequent periods; however, the Company does not believe any of those pronouncements are relevant to its business or would have significantly affected its financial accounting measurements or disclosures had they been in effect during fiscal 2013.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2013	April 30, 2013
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$7,544	$7,259
Certificates of deposit	498	1,245
Accounts receivable, net of allowance for doubtful accounts of $75	3,138	2,054
Deferred cost of revenues	2	132
Inventories	2,197	3,665
Deferred income taxes	34	1,555
Other current assets	115	298
Total current assets	13,528	16,208
Equipment, furniture and fixtures, net	546	573
Other noncurrent assets	51	53
Total assets	$14,125	$16,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$742	$2,180
Accrued payroll and related taxes	391	384
Warranty reserves	338	139
Payable to Parent	202	202
Other current liabilities	126	38
Deferred revenues	1,252	5,451
Total current liabilities	3,051	8,394
Commitments and contingencies
Shareholders’ equity:
Preferred shares, no par value; 20,000 shares authorized; no shares issued or outstanding	-	-
Common shares, no par value; 50,000 shares authorized; 12,963 shares issued and outstanding	56,370	56,370
Accumulated deficit	(45,296)	(47,930)
Total shareholders' equity	11,074	8,440
Total liabilities and shareholders' equity	$14,125	$16,834

(1) Derived from the consolidated audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2013 filed with the SEC.

See notes to condensed consolidated financial statements

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
Revenues:
Sales of products	$8,715	$2,047	$16,025	$5,060
Services	259	350	715	627
	8,974	2,397	16,740	5,687
Cost of sales:
Cost of product sales	4,820	1,133	10,746	2,850
Cost of services	107	128	238	203
	4,927	1,261	10,984	3,053
Gross profit	4,047	1,136	5,756	2,634
Selling, general and administrative expenses	836	644	1,424	1,223
Income from operations	3,211	492	4,332	1,411

Other income:
Interest and dividend income	-	-	1	-
Income before provision for income taxes	3,211	492	4,333	1,411
Provision for income taxes	1,247	20	1,699	23
Net income	$1,964	$472	$2,634	$1,388

Net income per share:
Basic	$0.15	$0.04	$0.20	$0.11
Weighted average shares used in computation of net income per share:
Basic	12,963	12,963	12,963	12,963

See notes to condensed consolidated financial statements

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended October 31,
	2013	2012
Cash flows from operating activities:
Net income	$2,634	$1,388
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	95	87
Warranty reserve expense	260	73
Loss on disposal of equipment	25	-
Deferred income taxes	1,521	-
Changes in operating assets and liabilities:
Accounts receivable	(1,084)	(2,189)
Costs and estimated earnings in excess of billings on uncompleted contracts	-	726
Deferred cost of revenues	130	(8)
Inventories	1,468	1,124
Other current and noncurrent assets	185	41
Accounts payable	(1,438)	(907)
Billings in excess of costs and estimated earnings on uncompleted contracts	-	453
Accrued payroll and related taxes	7	1
Warranty reserves	(61)	(131)
Other liabilities	88	(29)
Deferred revenues	(4,199)	(36)
Net cash (used in) provided by operating activities	(369)	593

Cash flows from investing activities:
Proceeds from redemption of certificates of deposit	747	250
Additions to equipment, furniture and fixtures	(93)	(175)
Net cash provided by investing activities	654	75

Net increase in cash and cash equivalents	285	668
Cash and cash equivalents at beginning of period	7,259	2,783
Cash and cash equivalents at end of period	$7,544	$3,451

Supplemental cash flow information:
Cash paid for income taxes	$73	$37
See notes to condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Description of the Business

International Lottery & Totalizator Systems, Inc. (“ILTS” or the “Company,” together with its subsidiary) designs, manufactures, sells, manages, supports and services computerized wagering systems and terminals for the global lottery and pari-mutuel racing industries. The wagering system features include real-time, secure processing of data received from multiple locations, hardware redundancy and complete communications redundancy in order to provide the highest level of fault tolerant operation. In addition, although the Company is not presently doing so, ILTS has demonstrated capability to provide full facilities management services to customer organizations authorized to conduct lotteries. The Company is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to six months lead time before delivery of hardware begins.

The Company, through its wholly-owned subsidiary Unisyn Voting Solutions, Inc. (“Unisyn”), has devoted significant resources to developing federally certified end-to-end optical scan voting systems and a full-featured Election Management Software that provides precinct tabulation, ballot review and audio voting capability. In addition to the InkaVote Plus Precinct Ballot Counter (“PBC”) system certified to the National Association of State Election Directors (“NASED”) 2002 Voting System Standards (“VSS”), the Company received the 2005 Voluntary Voting System Guidelines (“VVSG”) certification from the United States Election Assistance Commission (“EAC”) for its OpenElect® digital optical scan election system – a digital scan voting system built with Java on a streamlined and hardened Linux platform. As part of a jurisdiction’s procurement process, the Company will provide the OpenElect® products’ source code for independent review.

These efforts leverage the Company’s extensive experience to develop highly secure, mission-critical solutions that meet the NASED 2002 VSS and the EAC 2005 VVSG standards. In addition, the Company’s voting systems offer the following features:

•	High level of security and vote encryption to ensure integrity and voter privacy;
•	Electronic and paper audit trails that offer added security and redundancy for recounts;
•	Reduce the cost of ballot printing while offering operational efficiencies;
•	Minimal training required for poll workers to set-up and operate; and
•	Minimal voter re-education required.

Berjaya Lottery Management (H.K.) Ltd. (“BLM” or the “Parent”) owns 71.3% of the outstanding voting stock of ILTS.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of ILTS and its wholly-owned subsidiary, Unisyn. All significant intercompany accounts and transactions are eliminated in consolidation.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the Securities and Exchange Commission’s (“SEC”) instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows have been included.

The results of operations for the interim periods shown in this report are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 filed with the SEC on July 9, 2013. The condensed consolidated balance sheet as of April 30, 2013 has been derived from the audited financial statements included in the Form 10-K for that year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Actual results could differ from those estimates. Estimates may affect the reported amounts of assets and liabilities and revenues and expenses, and the disclosure of contingent assets and liabilities.

Deferred Revenues

Deferred revenues of approximately $1.3 million as of October 31, 2013 represent prepayments for products and services related to lottery terminals, use of the OpenElect® and PBC voting systems and other software and technical support services. The Company will recognize the revenues upon the fulfillment of the prescribed criteria for revenue recognition.

Warranty Reserves

Estimated warranty costs are accrued as revenues are recognized. Included in the warranty cost accruals are costs for basic warranties on products sold. A summary of product warranty reserve activity for the six months ended October 31, 2013 is as follows:

(Amounts in thousands)
Balance at May 1, 2013	$139
Additional reserves	298
Warranty reserve expense adjustments	(38)
Charges incurred	(61)
Balance at October 31, 2013	$338

Income Taxes

The Company uses the asset and liability method for financial reporting of income taxes. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and the tax basis of assets and liabilities, and are measured by applying enacted rates and laws to taxable years in which such differences are expected to be recovered or settled. Any changes in tax rates or laws are recognized in the period when such changes are enacted. Valuation allowances have been established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty exists regarding the realizability of the deferred tax assets.

The provisions for income taxes were approximately $1.2 million and $1.7 million for the three and six months ended October 31, 2013, respectively. The effective rate was 39.22% for 2013, compared to a minimal effective rate for 2012. The increase in the effective rate for 2013 was due to the reversal of a portion of the valuation allowance and recording of a deferred tax asset at April 30, 2013, of which portions were recognized in the first and second quarters of the fiscal year ending 2014.

Segment Information

The Company reports segment information based on the “management” approach. Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by the Company’s chief operating decision maker for purposes of evaluating performance and allocating resources.

The Company divides its operations into two operating segments: the gaming business and the voting business. The gaming segment designs and develops computerized wagering systems and terminals for the lottery and pari-mutuel racing industries worldwide. Presently the voting segment generates revenues from the sales of the voting systems and hardware, software licensing, product servicing and software support services.

The Company’s segment information is presented below (in thousands):

	As of and for the Three Months Ended October 31, 2013
	Gaming Business	Voting Business	Totals
Total revenues	$8,661	$313	$8,974
Income (loss) from operations	3,707	(496)	3,211
Depreciation and amortization	29	20	49
Segment assets	12,463	1,662	14,125

	As of and for the Three Months Ended October 31, 2012
	Gaming Business	Voting Business	Totals
Total revenues	$1,145	$1,252	$2,397
Income from operations	214	278	492
Depreciation and amortization	29	17	46
Segment assets	6,830	1,964	8,794

	As of and for the Six Months Ended October 31, 2013
	Gaming Business	Voting Business	Totals
Total revenues	$15,531	$1,209	$16,740
Income (loss) from operations	4,718	(386)	4,332
Depreciation and amortization	55	40	95
Segment assets	12,463	1,662	14,125

	As of and for the Six Months Ended October 31, 2012
	Gaming Business	Voting Business	Totals
Total revenues	$3,632	$2,055	$5,687
Income from operations	1,165	246	1,411
Depreciation and amortization	56	31	87
Segment assets	6,830	1,964	8,794

Inventories

Inventories are stated at the lower of cost or the current estimated market values. Cost is determined using the first-in, first-out method.

Inventories consisted of the following:

	October 31, 2013	April 30, 2013
(Amounts in thousands)
Raw materials and subassemblies	$1,261	$2,872
Work-in-process	32	33
Finished goods	904	760
	$2,197	$3,665

Equipment, Furniture and Fixtures

Net equipment, furniture and fixtures consisted of the following:

	October 31, 2013	April 30, 2013
(Amounts in thousands)
Plant and machinery	$822	$757
Computer equipment	1,684	1,662
Leasehold improvement	201	201
Furniture, fixtures and equipment	96	96
Construction in progress	6	25
	2,809	2,741
Accumulated depreciation and amortization	(2,263)	(2,168)
Net equipment, furniture and fixtures	$546	$573

Net Income per Share

Basic net income per share is based on the weighted average number of shares outstanding during the periods.

Major Customers

The following table summarizes major customers who individually accounted for more than 10% of revenues for the periods presented:

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
Revenue:
From unrelated customers	No individual customer accounted for more than 10% of total revenue	One customer from the voting segment accounted for 41% of total revenue and one customer from the gaming segment accounted for 10% of total revenue	One customer from the gaming segment accounted for 40% of total revenue	One customer from the voting segment accounted for 28% of total revenue and one customer from the gaming segment accounted for 10% of total revenue

From related customers	One customer from the gaming segment accounted for 95% of total revenue	One customer from the gaming segment accounted for 36% of total revenue	One customer from the gaming segment accounted for 52% of total revenue	One customer from the gaming segment accounted for 50% of total revenue

Related Party Transactions

During the three months ended October 31, 2013 and 2012, revenues from all related party transactions for the sales of products and services totaled approximately $8.6 million (96% of total revenue) and $909,000 (38% of total revenue), respectively. Related party revenues for the six months ended October 31, 2013 and 2012 were approximately $8.8 million (53% of total revenue) and $3.1 million (54% of total revenue), respectively. Included in accounts receivable at October 31, 2013 was approximately $2.9 million from these customers. Descriptions of the transactions with the Company’s related parties in the three and six months ended October 31, 2013 and 2012 are presented below

Berjaya Lottery Management (H.K.) Ltd.

In 1996, the Company entered into an agreement to purchase specific inventory on behalf of Berjaya Lottery Management (H.K.) Ltd. (“BLM”), the owner of 71.3% of ILTS’s outstanding voting stock as of October 31, 2013.

Over time, the Company has sold or used portions of the BLM inventory in unrelated third party transactions. The sale or use of the inventory resulted in a liability to BLM for the cost of the items utilized.

The financial activities and balances related to BLM were as follows:

•	There were no related party sales to BLM in the three and six months ended October 31, 2013 and 2012;
•	There were no accounts receivable balances from BLM as of October 31, 2013 and April 30, 2013;
•	Liabilities to BLM arising from the sale or use of the BLM inventory, recorded as “Payable to Parent,” were $202,000 as of both October 31, 2013 and April 30, 2013; and
•	There were no inventory balances held for BLM as of October 31, 2013 and April 30, 2013.

 Sports Toto Malaysia Sdn. Bhd.

The Company provides lottery products, software development and software support services to Sports Toto Malaysia Sdn. Bhd. (“STM”), an affiliate of BLM and a related party.

In January 2013, the Company received from STM, an order valued at approximately $11 million for lottery products. Shipments of these products are to be completed by the third quarter of fiscal 2014.

The financial activities and balances related to transactions with STM were as follows:

•
Revenues of approximately $8.5 million and $8.7 million were recognized on the sale of lottery products and support services during the three and six months ended October, 31, 2013, respectively. Revenues of $871,000 and $1.9 million were recognized on the performance of contract deliverables and support services during the three and six months ended October, 31, 2012, respectively;

•
There was no cost of deferred revenues as of October 31, 2013. Cost of deferred revenues in connection with the lottery product order received in January 2013 mentioned above totaled $104,000 as of April 30, 2013;

•	There was deferred revenue of $820,000 on lottery products and software support services as of October 31, 2013, compared to $3.3 million as of April 30, 2013; and
•	Accounts receivable totaled approximately $2.8 million as of October 31, 2013, compared to $410,000 as of April 30, 2013.

Philippine Gaming Management Corporation

The Company provides lottery products and software development to Philippine Gaming Management Corporation (“PGMC”), a related party and a subsidiary of BLM.

In addition, the Company provides PGMC with terminal spare parts on an ongoing basis and support services on an as-needed basis.

The financial activities and balances related to transactions with PGMC were as follows:

•
Revenues recognized on the sale of lottery products during the three and six months ended October 31, 2013 totaled approximately $61,000 and $65,000, respectively. Revenues of $3,000 and $1.1 million were recognized on the sale of lottery products during the three and six months ended October 2012, respectively;

•	There were no deferred revenue balances as of October 31, 2013 and April 30, 2013; and
•	There were no accounts receivable balances as of October 31, 2013 and April 30, 2013.

Natural Avenue Sdn. Bhd.

The Company provides Natural Avenue Sdn. Bhd. (“Natural Avenue”), an affiliate of BLM and a related party, with lottery products and support services.

The financial activities and balances related to transactions with Natural Avenue were as follows:

•
Revenues of $35,000 and $71,000 were recognized on the sale of support services and licensing during the three and six months ended October 31, 2013, respectively. Revenues of $35,000 and $70,000 were recognized on the sale of support services and licensing during the three and six months ended October 31, 2012, respectively;

•	There was deferred revenue of $11,000 as of October 31, 2013. Deferred revenue balance on lottery product licensing totaled $4,000 as of April 30, 2013; and
•	Accounts receivable was $11,000 as of October 31, 2013, compared to $1,000 as of April 30, 2013.

 Sports Toto Computers Sdn. Bhd.

The Company engages Sports Toto Computers Sdn. Bhd. (“STC”), a related party, to provide consulting, programming and other related services to the Company.

During the three and six months ended October 31, 2013, the Company incurred services of approximately $51,000 and $101,000, respectively, which are shown as part of cost of sales. During the three and six months ended October 31, 2012, the Company incurred approximately $40,000 and $80,000, respectively, which are shown as part of cost of sales.

Fair Value of Financial Instruments

The Company’s material financial instruments consist of its cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and related party payables. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of October 31, 2013 and April 30, 2013 due to the short-term maturity of the instruments.

STATEMENT DELIVERY

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive office at 2310 Cousteau Court, Vista, CA 92081 stating your name, your shared address, and the address to which we should direct the additional copy of the Information Statement or by calling our principal executive office at (760) 734-3288.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, we have filed a Statement on Schedule 13E-3 which contains additional information about us. Copies of the Statement on Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any of our interested shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to us at 2310 Cousteau Court, Vista, CA 92081.

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549, or may be accessed at www.sec.gov.

NO VOTE OR OTHER ACTION OF THE CORPORATION’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is for informational purposes only.  Please read the accompanying Information Statement carefully.

By Order of the Board of Directors,

Siaw Peng Low
Corporate Secretary

[*]

APPENDIX A
AGREEMENT AND PLAN OF MERGER
 OF
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a California corporation)
AND
 DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2014 (the “Agreement”), is made and entered into by and between International Lottery & Totalizator Systems, Inc., a California corporation (“ILTS California”) and Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation and wholly-owned subsidiary of ILTS California (“ILTS Delaware”). ILTS California and ILTS Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A. ILTS Delaware is a corporation duly organized and existing under the laws of the State of Delaware authorized to issue up to 70,000,000 shares of common stock, par value $0.01 per share (the “DE Common Stock”), of which 10 shares are issued and outstanding on the date hereof, all of which are held by ILTS California.

B. ILTS California is a corporation duly organized and existing under the laws of the State of California authorized to issue up to 70,000,000 shares of capital stock, of which (i) 50,000,000 are designated common stock, no par value per share (the “CA Common Stock”), of which 12,962,999 shares are issued and outstanding on the date hereof and (ii) 20,000,000 designated preferred stock, no par value per share, of which no shares are issued and outstanding on the date hereof.

C. The Board of Directors of ILTS California has determined that, for the purpose of effecting the reincorporation of ILTS California in the State of Delaware, it is advisable and in the best interests of ILTS California and its shareholders that ILTS California merges with and into ILTS Delaware upon the terms and conditions herein provided.

D. The respective Boards of Directors of ILTS Delaware and ILTS California have approved and declared the advisability of this Agreement, and the Board of Directors of ILTS California has directed that this Agreement be submitted to a vote of its shareholders.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, ILTS Delaware and ILTS California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the California General Corporation Law (“CGCL”), ILTS California shall be merged with and into ILTS Delaware (the “Merger”), the separate existence of ILTS California shall cease and ILTS Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and ILTS Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be “International Lottery & Totalizator Systems, Inc.”

1.2 Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a) This Agreement shall have been approved by the shareholders of ILTS California in accordance with the requirements of the CGCL, an Information Statement on Schedule 14C shall have been sent or given to the shareholders of ILTS California in compliance with the requirements of Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the twenty (20) calendar day waiting period contemplated by Rule 14c-2(b) promulgated under the Exchange Act shall have lapsed;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, or as otherwise provided by the CGCL.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of ILTS California shall cease and ILTS Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (b) shall be subject to all actions previously taken by its and ILTS California’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of ILTS California in the manner more fully set forth in Section 259 of the DGCL, (d) shall continue to be subject to all of the debts, liabilities and obligations of ILTS Delaware as constituted immediately prior to the Effective Date of the Merger, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of ILTS California in the same manner as if ILTS Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of ILTS Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of ILTS Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of ILTS California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2.4 FEIN.  The Federal Employer Identification Number of ILTS California shall be the Federal Employer Identification Number of the Surviving Corporation.

3. MANNER OF CONVERSION OF STOCK

3.1 ILTS California Common Stock. Upon the Effective Date of the Merger, each share of CA Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of DE Common Stock.

3.2 ILTS Delaware Common Stock. Upon the Effective Date of the Merger, each share of DE Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by ILTS Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.3 Exchange of Certificates. After the Effective Date of the Merger, each holder of a certificate representing shares of CA Common Stock outstanding immediately prior to the Effective Date of the Merger may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of DE Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of CA Common Stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of DE Common Stock into which such shares of CA Common Stock were converted in the Merger.  The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to, and to receive dividends and other distributions upon the shares of, DE Common Stock represented by such certificate as provided above. Each certificate representing DE Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of CA Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

4. CONDITIONS

4.1 The obligations of ILTS California under this Agreement shall be conditioned upon the occurrence of the following events:

(a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of ILTS California and an Information Statement on Schedule 14C shall have been sent or given to the shareholders of ILTS California in compliance with the requirements of Rule 14c-2 promulgated under the Exchange Act; and

(b) Consents, Approvals or Authorizations. Any consents, approvals or authorizations that ILTS California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws.

5. GENERAL

5.1 Covenants of ILTS Delaware. ILTS Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b) File the Certificate of Merger with the Secretary of State of the State of Delaware;

(c) File the Certificate of Merger with the Secretary of State of the State of California; and

(d) Take such other actions as may be required by the CGCL.

5.2 Further Assurances. From time-to-time, as and when required by ILTS Delaware or by its successors or assigns, there shall be executed and delivered on behalf of ILTS California such deeds and other instruments, and there shall be taken or caused to be taken by ILTS Delaware and ILTS California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by ILTS Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ILTS California and otherwise to carry out the purposes of this Agreement, and the officers and directors of ILTS Delaware are fully authorized in the name and on behalf of ILTS California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either ILTS California or of ILTS Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of ILTS California.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder approval shall not, unless approved by such shareholders as required by law:

(a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c) Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers thereunto duly authorized.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC., a California corporation

By:	/s/ Siaw Peng Low
Name:	Siaw Peng Low
Title:	Corporate Secretary

DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC., a Delaware corporation

By:	/s/ Siaw Peng Low
Name:	Siaw Peng Low
Title:	Corporate Secretary

APPENDIX B

CERTIFICATE OF INCORPORATION OF
DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)
ARTICLE I
NAME

The name of the corporation is Delaware lnternational Lottery & Totalizator Systems, Inc. (the "Corporation").

ARTICLE II
AGENT

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purposes for which the Corporation is fo1med are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
STOCK

The aggregate number of shares which the Corporation shall have authority to issue is seventy million (70,000,000), par value $0.0 I per share (the "Common Stock").

ARTICLE V
BOARD OF DIRECTORS

In furtherance and not in limitation of the powers conferred by the DGCL:

A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

1

ARTICLE VII
LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provisions of law imposing such liability. Any amendment, alteration or repeal of this Article VII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL as the same exists or as may hereafter be amended, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her on his or her behalf in connection with such action, suit or proceeding and any appeal there from. indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VIII. The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation. The indemnification rights provided in this Article VIII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE IX
SOLE INCORPORATOR

The name and address of the sole incorporator of the Corporation is: Siaw Peng Low, 2310 Cousteau Court, Vista, California,

THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3'd day of October, 2013.

By:	/s/ Siaw Peng Low
Name:	Siaw Peng Low
Title:	Sole Incorporator
2

APPENDIX C

BYLAWS
OF
DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

ARTICLE I
MEETINGS OF STOCKHOLDERS

Section 1.1 Annual Meeting. The annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as may be determined by the Board of Directors.  If this date shall fall upon a legal holiday at the place of the meeting, then such meeting shall be held on the next succeeding business day at the same hour.  If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.  If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

Section 1.2 Special Meeting. A special meeting of the stockholders may be called at any time only by the holders of shares entitled to cast not less than 10% of the votes at that meeting or the Board of Directors.

Section 1.3 Notice of Stockholders’ Meetings.

  (a) Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law. Each such notice shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”).  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address appearing on the books of the Corporation or given by the stockholder for such purpose. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL.

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally called, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith.

(c) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after the meeting, and to the extent permitted by law, will be waived by any stockholder by attendance thereat, in person or by proxy, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 1.4 Organization.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by a person designated by the Board of Directors, or in the absence of a person so designated by the Board of Directors, by a Chairman chosen at the meeting by the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the Chairman of the meeting shall appoint, shall act as Secretary of the meeting and keep a record of the proceedings thereof.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the Chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

Section 1.5 List of Stockholders. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be prepared by the Secretary or other officer having charge of the stock ledger and shall be open to the examination of any stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. The stockholder list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. Such list shall presumptively determine the identity of the stockholders entitled to vote in person or by proxy at the meeting and entitled to examine the list required by this Section 1.5.

Section 1.6 Quorum. At any meeting of stockholders, the holders of a majority in voting power of all issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in accordance with Section 1.7, without notice other than announcement at the meeting and except as provided in Section 1.3(b), until a quorum is present or represented. If a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

Section 1.7 Adjourned Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned for any reason from time to time by either the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 1.8 Voting.

  (a) Except as otherwise provided by law or the Certificate of Incorporation, each holder of stock of the Corporation shall be entitled to one (1) vote for each share of such stock held of record by such holder on all matters submitted to a vote of stockholders of the Corporation.

(b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, and where a separate vote by class or series is required, if a quorum of such class or series is present, such act shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock of such class or series entitled to vote thereat, present in person or represented by proxy.

Section 1.9 Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy, which may be in the form of a telegram, cablegram or other means of electronic transmission, signed by the person and filed with the Secretary of the Corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy by the stockholder or the stockholder’s attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Corporation.

Section 1.10 Action by Written Consent.

               (a) Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Any electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section 1.10, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided  that such copy, facsimile or other reproduction shall be a complete reproduction of the entire writing.

(d) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in the manner required by this Section 1.10.

Section 1.11 Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE II
DIRECTORS

Section 2.1 Powers. Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed and shall be exercised by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 2.2 Number, Term of Office and Election. The number of directors that shall constitute the whole Board of Directors shall be determined by resolutions of the Board of Directors or stockholders, but in no event shall be less than one (1).  The number of directors may be decreased at any time and from time-to-time either by the stockholders or by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.  The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election.  Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 2.3 Vacancies.  Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled solely by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, and directors so chosen shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 2.4 Resignations and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board of Directors, the Chairman of the Board of Directors or the Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Unless otherwise restricted by law, the Certificate of Incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority in voting power of all issued and outstanding stock entitled to vote at an election of directors.

Section 2.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors; provided  that no fewer than one regular meeting per year shall be held. A notice of each regular meeting shall not be required.

Section 2.6 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director as his or her residence or usual place of business, at least five (5) days before the day on which such meeting is to be held, or shall be sent to such director at such place by telecopy, telegraph, electronic transmission or other form of recorded communication, or be delivered personally or by telephone, in each case at least twenty-four (24) hours prior to the time set for such meeting. Notice of any meeting need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.7 Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 2.8 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board of Directors. The Chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. If a quorum initially is present at any meeting of directors, the directors may continue to transact business, notwithstanding the withdrawal of enough directors to leave less than a quorum, upon resolution of at least a majority of the required quorum for that meeting prior to the loss of such quorum.

Section 2.9 Board of Directors Action by Written Consent Without a Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, provided that all members of the Board of Directors consent in writing or by electronic transmission to such action, and the writing or writings or electronic transmission or transmissions are filed with the minutes or proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 2.10 Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 2.11 Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board of Directors. This Section 3.11 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

Section 2.12 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.

ARTICLE III
COMMITTEES

Section 3.1 Committees of the Board of Directors. The Board of Directors may, by resolution, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of any committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in contravention of the DGCL or other applicable law or regulation or in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 3.2 Meetings and Action of Committees. Any committee of the Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper.

ARTICLE IV
OFFICERS

Section 4.1 Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and such other officers with such other titles as the Board of Directors may determine, including a Chairman of the Board of Directors, a Chief Financial Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries, each of whom shall be appointed by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be appointed by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly chosen and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any two of such offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers.  No officer need be a stockholder of the Corporation.

Section 4.2 Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which he or she is a party. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may appoint a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified.

Section 4.3 Chairman of the Board of Directors. The Chairman of the Board of Directors shall be deemed an officer of the Corporation, and shall preside at meetings of the stockholders and of the Board of Directors and shall exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors.

Section 4.4 Chief Executive Officer. The Chief Executive Officer shall have general supervision, direction and control of the business and affairs of the Corporation and shall be responsible for corporate policy and strategy. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders and of the Board of Directors.

Section 4.5 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

Section 4.6 Vice Presidents. The Vice President shall have such powers and duties as shall be prescribed by his or her superior officer or the Chief Executive Officer. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

Section 4.7 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

Section 4.8 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

Section 4.9 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.

Section 4.10 Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 4.11 Action with Respect to Securities of Other Corporations. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

ARTICLE V
INDEMNIFICATION

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however , that, except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.

Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however , that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 5.2 or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or 5.2 of this Article V is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Certificate of Incorporation or these Bylaws or otherwise.

Section 5.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.6Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 5.7 Nature of Rights. All rights granted pursuant to this Article V shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to be provided by a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article V is in effect. Any repeal or modification of the provisions of this Article V shall be prospective only and shall not adversely affect the rights of any director or officer in effect hereunder at the time of any act or omission occurring prior to such repeal or modification. The rights granted pursuant to this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 5.8 Settlement of Claims. The Corporation shall not be liable to indemnify any indemnitee under this Article V for any amounts paid in settlement of any action or claim effected without the Corporation’s written consent, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 5.9 Subrogation. In the event of payment under this Article V, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 5.10 Procedures for Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article V, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these Bylaws and shall be deemed for all purposes to be a part hereof.

ARTICLE VI
CAPITAL STOCK

Section 6.1 Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of shares represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors or the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however , that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Section 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.3 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 6.4 Lost Certificates. The Corporation may issue a new share certificate or new certificate for any other security in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 6.5 Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

Section 6.6 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 6.7 Record Date for Determining Stockholders.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however , that the Board of Directors may fix a new record date for the adjourned meeting.  The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

Section 6.8 Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

ARTICLE VII
GENERAL MATTERS

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of May of each year and end on the last day of April of the following year, or such other twelve (12) consecutive month period as the Board of Directors may designate.

Section 7.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.

Section 7.3 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

Section 7.4 Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.5 Evidence of Authority. A certificate by the Secretary or any Assistant Secretary as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

Section 7.6 Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers of the Corporation, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers of the Corporation are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if: (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction

Section 7.7 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.  All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time-to-time.

ARTICLE IX
AMENDMENTS

Section 9.1 Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. In addition to any requirements of law and any other provision of these Bylaws or the Certificate of Incorporation, and notwithstanding any other provision of these Bylaws, the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on October 3, 2013.

APPENDIX D

January 8, 2014

Mr. Theodore A. Johnson, Chairman
Special Committee of the Board of Directors
International Lottery & Totalizator Systems, Inc.
2310 Cousteau Court
Vista, California 92081

Re: Fairness Opinion for the proposed “going-private” transaction

Dear Mr. Johnson and Special Committee Members:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) as your independent financial advisor to provide its opinion as to the fairness of the proposed transaction (“Transaction”) described below from a financial point of view to the minority shareholders of International Lottery & Totalizator Systems, Inc. (“Company”).

Mercer Capital, as part of its valuation and financial advisory business, is regularly engaged to assist businesses, financial institutions and other entities in connection with mergers and acquisitions, corporate reorganizations, private placements, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

OVERVIEW  OF THE TRANSACTION

The Company, a California corporation, has entered into an agreement and plan of merger (“Merger Agreement”) with Delaware International Lottery & Totalizator Systems Inc., a Delaware Corporation (“ILTS DE”), which is a wholly-owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, the Company will merge with and into ILTS DE. Upon consummation of the merger, ILTS DE will declare a 9,245,317-for-1 reverse stock split. As a result, the C0mpany’s majority shareholder (71.3%), Hong Kong-based Berjaya Lottery Management (H.K.) Ltd. (“Berjaya”), will receive one share of ILTS DE and become the sole shareholder of ILTS DE. The minority shareholders of the Company will receive $1.33 per share pre-split in cash in lieu of fractional shares that would result from the reverse stock split. As a result of the transaction, the Company’s registration and reporting obligations under the Securities and Exchange Act of 1934, as amended, will cease.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600	901.685.2120 (P)	www.mercercapital.com
	Memphis, Tennessee 38137	901.685.2199 (F)

Special Committee of the Board of Directors of International Lottery & Totalizator Systems, Inc. January 8, 2014 PAGE 2

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with Company management  in San Diego and via subsequent follow-up conversations and correspondences to gain insight into the Company’s historical financial performance, prospective performance and other factors that led to the going private decision. Mercer Capital prepared a Valuation Analysis of the Company, which was presented to the Special Committee on November 7,  and subsequently revised on December 9 once second quarter financial information became available. The Valuation Analysis was presented to the Company’s Board of Directors on January 8, 2014.

Documents reviewed include:

1.
The Agreement and Plan of Merger of International Lottery & Totalizator Systems, Inc. (a California corporation) and Delaware International Lottery & Totalizator Systems, Inc. (a Delaware corporation);

2.	Year-to-date internal financial statements through October 31, 2013;

3.	Annual financial statements for the Company as filed on Form 10-K for the fiscal year ended April 30, 2009-2013;

4.	Quarterly financial statements for the Company filed on Form 10-Q for the quarters ended July 31, 2013 and October 31, 2013;

5.	The fiscal 2014 budget and projected financial statements prepared by management for the fiscal years ended April 30, 2015 through 2018;

6.	An analysis of revenues attributable to the Company’s major customers and prospective revenues attributed to these customers as contained in management’s forecast;

7.	Marketing information and other documents that provided additional background perspective on the Company’s operations; and

8.	The Board of Directors’ board packages for the quarters ended April 30 and July 31, 2013, and for the special meetings on September 9, 2013 and January 8, 2014.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion.

Special Committee of the Board of Directors of International Lottery & Totalizator Systems, Inc. January 8, 2014 PAGE 3

We have furthermore assumed that financial projections provided to us reflect a reasonable assessment of the Company’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved. Mercer Capital reviewed the projections and discussed them with management, concluding that they were reasonable in light of the Company’s historical financial performance and concentrated customer base.

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to the Company’s shareholders. Mercer Capital has not expressed an opinion as to the price at which any security of the Company may trade in the future. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,
MERCER CAPITAL

Jeff K. Davis,
CFA Managing Director

APPENDIX E

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

Delaware International Lottery & Totalizator Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to Sections 228 and 242 of the DGCL, does hereby certify:

1.       That the name of the Corporation is Delaware International Lottery & Totalizator Systems, Inc. and that Corporation was originally incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of Delaware (the “Delaware Secretary”) on October 3, 2013.

2.       That Article I of the Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

The name of the corporation is International Lottery & Totalizator Systems, Inc. (the “Corporation”).

3.       That Article IV of the of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph at the end of said Article IV:

At close of business on the date of filing of this Certificate of Amendment with the Delaware Secretary, each nine million two hundred fifty-four thousand three hundred seventeen (9,254,317) shares of the Corporation’s Common Stock that are issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Corporation’s Common Stock (the “Reverse Split”). No fractional shares shall be issued in connection with the Reverse Split. To the extent that a stockholder holds a number of shares of Common Stock after giving effect to the Reverse Split that is not a whole number, such stockholder shall receive cash in lieu of any fractional shares, determined based on a pre-Reverse Split price of $1.33 per share.

4.       That the amendment to the Certificate of Incorporation herein certified has been duly adopted by written consent and notice has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this [*].

DELAWARE INTERNATIONAL LOTTERY
& TOTALIZATOR SYSTEMS, INC.

By:
Name:
Title: